Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ALLEGRO MERGER CORP.,

TGIF HOLDINGS, LLC,

TGIF MIDCO, INC.

ALLEGRO MERGER SUB, INC.

AND

ROHIT MANOCHA
(SOLELY AS A REPRESENTATIVE OF THE EQUITYHOLDERS OF TGIF HOLDINGS, LLC AND TGIF MIDCO, INC.)

Dated as of November 8, 2019

i

SCHEDULES

2.6	Directors and Officers of the Buyer

v

EXHIBITS

A	Certificate of Second Amendment of Amended and Restated Certificate of Incorporation
B	Second Amended and Restated Certificate of Incorporation
C	Amended and Restated Bylaws
D	Registration Rights Agreement

INDEX TO DEFINED TERMS

THIS INDEX IS INCLUDED FOR CONVENIENCE ONLY AND
DOES NOT CONSTITUTE A PART OF THE AGREEMENT

Term	Section
2014 Plan	Section 2.3(a)
Acquired Company(ies)	Section 1.1
Action	Section 1.1
Additional Buyer SEC Reports	Section 4.9(a)
Adjusted Minimum Cash Closing Amount	Section 9.7
Affiliate	Section 1.1
Affiliated Persons	Section 11.14
Agreement	Preamble
Assets	Section 3.9
Audited Financials	Section 3.7(a)(i)
Business	Section 1.1
Business Day	Section 1.1
Buyer	Preamble
Buyer Audited Financial Statements	Section 4.9(b)
Buyer Closing Certificate	Section 9.1
Buyer Committee	Section 2.9(a)
Buyer Common Stock	Section 1.1
Buyer Disclosure Schedule	Section 1.1
Buyer Extension Approval	Section 1.1
Buyer Financial Statements	Section 4.9(b)
Buyer Material Adverse Effect	Section 1.1
Buyer Material Contracts	Section 4.8(a)
Buyer Rights	Section 1.1
Buyer SEC Reports	Section 4.9(a)
Buyer Stockholder Matters	Section 7.1(a)
Buyer Unaudited Financial Statements	Section 4.9(b)
Buyer Warrants	Section 1.1
Buyer’s Knowledge	Section 1.1
Cash Consideration	Section 1.1
Certifications	Section 4.9(a)
Closing	Section 2.4
Closing Date	Section 1.1
Closing Form 8-K	Section 7.3(c)
Closing Press Release	Section 7.3(c)
Code	Section 1.1
Company	Preamble
Company Business Combination	Section 5.3
Company Closing Certificate	Section 8.1
Company Convertible Securities	Section 2.3(a)
Company Disclosure Schedule	Section 1.1
Company Equity Interests	Recitals

Company Equityholders	Section 1.1
Company Intellectual Property Rights	Section 1.1
Company IP Registrations	Section 3.11(b)
Company Plan	Section 3.14(a)
Company Representative	Section 2.9(b)
Company Units	Section 1.1
Company’s Knowledge	Section 1.1
Compensation	Section 1.1
Confidentiality Agreement	Section 5.2(a)
Contemplated Transactions	Section 1.1
Contest	Section 7.15(e)
Continental	Section 7.10
Contingent Shares	Section 1.1
Contractual Obligation	Section 1.1
Converting Stockholders	Section 7.10
DGCL	Recitals
Disclosed Contracts	Section 3.16(b)
Distribution	Recitals
DLLCA	Recitals
EBITDA	Section 2.7(b)
Effective Time	Section 2.1
Employee Plan	Section 1.1
Encumbrance	Section 1.1
Environmental Laws	Section 1.1
Equity Interest	Section 1.1
Extension Shareholders’ Meeting	Section 7.19(d)
Extension Proposal	Section 7.19(a)
Extension Proxy Statement	Section 7.19(a)
ERISA	Section 1.1
Exchange Act	Section 1.1
Facilitation Fee	Section 2.8
Final Prospectus	Section 1.1
Financials	Section 3.7(a)(i)
Form 10-K	Section 2.7(a)
Founder Shares	Section 1.1
Founders	Section 1.1
Franchise Agreements	Section 3.18(a)
Franchise Sales Persons	Section 3.18(e)
GAAP	Section 1.1
Governmental Authority	Section 1.1
Governmental Order	Section 1.1
Hazardous Substance	Section 1.1
HSR Act	Section 1.1
Inbound IP Contracts	Section 3.11(c)
Information Privacy and Security Laws	Section 1.1
Intellectual Property Rights	Section 1.1

Interim Financials	Section 3.7(a)(i)
IP Contracts	Section 3.11(c)
IRS	Section 1.1
Leased Real Property	Section 3.10(a)
Legal Requirement	Section 1.1
Letter of Transmittal	Section 2.3(f)
Material Adverse Effect	Section 1.1
Merger	Recitals
Merger Consideration	Section 1.1
Merger Shares	Section 1.1
Merger Sub	Preamble
Midco	Preamble
Midco Equityholder	Section 1.1
Midco Share	Section 1.1
Minimum Cash Closing Amount	Section 1.1
Minimum Cash Closing Condition	Section 9.7
Most Recent Balance Sheet	Section 3.7(a)(i)
Most Recent Balance Sheet Date	Section 3.7(a)(i)
Nasdaq	Section 1.1
New Plan	Section 7.1(a)
Ordinary Course of Business	Section 1.1
Organizational Documents	Section 1.1
Outbound IP Contracts	Section 3.11(c)
Owned Real Property	Section 3.10(a)
Party(ies)	Preamble
Payment Schedule	Section 1.1
Per Share Merger Consideration	Section 1.1
Permits	Section 1.1
Permitted Encumbrance	Section 1.1
Person	Section 1.1
Personal Confidential Information	Section 1.1
Pre-Closing Consents	Section 3.26
Pre-Closing Tax Period	Section 1.1
Prior Buyer Counsel	Section 7.12(b)
Prior Company Counsel	Section 7.12(a)
Proxy Statement	Section 7.1(a)
R&W Insurance Policy	Section 11.11
Real Property	Section 3.10(a)
Real Property Leases	Section 3.10(a)
Recourse Theory	Section 11.14
Reorganization	Recitals
Representative	Section 1.1
Reviewable Document	Section 7.4(a)
Second Merger	Recitals
Second Merger Closing	Section 2.11
Section 16	Section 7.17
Securities Act	Section 1.1
Selling Holders	Section 3.28(a)
Signing Form 8-K	Section 7.3(a)
Signing Press Release	Section 7.3(b)
Special Meeting	Section 7.1(a)
Subsidiary	Section 1.1
Tax(es)	Section 1.1
Tax Return	Section 1.1
Taxing Authority	Section 1.1
Termination Date	Section 10.1(b)
TGIF Equityholder Approvals	Section 1.1
Third Party Business Combination	Section 6.3
Transfer Taxes	Section 1.1
Treasury Regulations	Section 1.1
TriArtisan Voting Units	Section 1.1
Trust Agreement	Section 4.14
Trust Fund	Section 4.14

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as amended, modified or supplemented from time to time, this “Agreement”) is made and entered into as of November 8, 2019, by and among Allegro Merger Corp., a Delaware corporation (the “Buyer”), TGIF Holdings, LLC, a Delaware limited liability company (the “Company”), TGIF Midco, Inc., a Delaware corporation (“Midco”), Allegro Merger Sub, Inc., a Delaware corporation and direct wholly-owned subsidiary of the Buyer (“Merger Sub”), and Rohit Manocha, solely in his capacity as the initial Company Representative hereunder. The Buyer, the Company, Midco, Merger Sub and the Company Representative are sometimes referred to individually as a “Party” and collectively as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 1.1 of this Agreement.

recitals

WHEREAS, prior to the date hereof, the Company Equityholders have acquired one hundred percent (100%) of the issued and outstanding equity interests of the Company (the “Company Equity Interests”) (such acquisition referred to herein as the “Reorganization”);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (“DLLCA”) and the Delaware General Corporation Law (“DGCL”), the Parties intend to enter into a business combination transaction by which (i) immediately prior to the Effective Time, the Company will make a distribution of all of the shares of Midco held by the Company to the Company Equityholders (the “Distribution”), (ii) immediately following the Distribution, Merger Sub will merge with and into Midco (the “Merger”), with Midco surviving the Merger, and (iii) immediately following the Merger, Midco will merge with and into the Buyer (the “Second Merger”), with Buyer surviving the Second Merger;

WHEREAS, the boards of directors of Buyer, the Company, Midco and Merger Sub have each unanimously approved and declared advisable this Agreement and the transactions contemplated hereby; and

WHEREAS, the Parties intend that the Merger and the Second Merger shall be treated as integrated transactions that constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code (as defined below) and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations (as defined below).

agreement

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1. Definitions. In addition to the other terms defined throughout this Agreement, the following terms will have the following meanings when used in this Agreement:

“Acquired Company(ies)” means Midco and each of its direct and indirect Subsidiaries.

“Action” means any judicial or administrative action, suit, litigation, arbitration, or proceeding, or any inquiry, audit, or investigation, whether civil or criminal, at law or in equity, brought by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Business” means the business conducted by the Acquired Companies as of the date hereof.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in New York, New York are authorized or required to be closed.

“Buyer Common Stock” means the common stock, par value $0.0001 per share, of Buyer.

“Buyer Disclosure Schedule” means the disclosure schedule to this Agreement delivered to the Company and Midco by the Buyer and Merger Sub.

“Buyer Extension Approval” means approval of the Extension Proposal in accordance with the terms of the Buyer’s Amended and Restated Certificate of Incorporation.

“Buyer Material Adverse Effect” means (a) a material adverse effect on the business, assets, results of operations or financial condition of the Buyer and Merger Sub, taken as a whole, or (b) a material adverse effect on the ability of the Buyer and Merger Sub to consummate the Contemplated Transactions, excluding, in the case of (a) and (b), any effect resulting from, relating to or arising from: (i) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (ii) earthquakes, hurricanes, tornados or other natural or man-made disasters, acts of God or other force majeure events, (iii) any proposal, enactment or change in interpretation of, or other change in, applicable Legal Requirements, GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy or any development or effect of any investigation, audit or review of the Buyer by any Governmental Authority commencing from and after the date hereof, (iv) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions, or (v) any changes to the extent arising from or attributable to the announcement or pendency of the Contemplated Transactions or the identity of the Acquired Companies; provided, however, in the case of the foregoing clauses (i), (ii), and (iii), in the event that the Buyer is materially and disproportionately affected by such change, event, occurrence or effect relative to other participants in the business in which the Buyer operates, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Buyer may be taken into account in determining whether there has been a Buyer Material Adverse Effect.

“Buyer Rights” means Buyer rights, each exchangeable for one-tenth (1/10) of one share of Buyer Common Stock upon the consummation of an initial Business Combination (as defined in the Buyer’s Amended and Restated Certificate of Incorporation).

“Buyer Units” means the 14,950,000 units of the Buyer sold in its initial public offering, each such unit consisting of one share of Buyer Common Stock, one Buyer Right, and one Buyer Warrant.

“Buyer Warrants” means the redeemable common stock purchase warrants of Buyer, each exercisable for one share of Buyer Common Stock at a price of $11.50 per share beginning thirty (30) days after the consummation of an initial Business Combination (as defined in the Buyer’s Amended and Restated Certificate of Incorporation).

“Buyer’s Knowledge,” “Knowledge of the Buyer” and similar formulations mean that one or more of Eric Rosenfeld, David Sgro and Adam Jaffe has actual knowledge of the fact or other matter at issue.

“Cash Consideration” means $30,000,000 less the product of (i) the Merger Shares and (ii) $10.15.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Company Disclosure Schedule” means the disclosure schedule to this Agreement delivered to the Buyer by the Company.

“Company Equityholders” means the holders of Company Equity Interests from and after the Reorganization up to immediately prior to the Distribution.

“Company Intellectual Property Rights” means the Intellectual Property Rights owned by the Acquired Companies.

“Company Units” means the Class A Units of the Company.

“Company’s Knowledge,” “Knowledge of the Company” and similar formulations mean that one or more of Ray Blanchette, Giovanna Koning and Jennifer Rote has actual knowledge of the fact or other matter at issue.

“Compensation” means, with respect to any employee, officer or consultant of the Acquired Companies, all salaries, compensation, remuneration, bonuses or benefits (including severance and issuances or grants of Equity Interests) made by any Acquired Company to or for the benefit of such Person.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the Distribution, (b) the Merger, (c) the Second Merger, (d) the execution, delivery and performance of the Registration Rights Agreement, and (e) the payment of fees and expenses relating to such transactions.

“Contingent Shares” means 2,000,000 shares of Buyer Common Stock.

“Contractual Obligation” means, with respect to any Person, any legally binding contract, agreement, lease, sublease, license, or sublicense that is in effect, to which or by which such Person is bound.

“Employee Plan” means any written plan, program, policy, or arrangement that (a) is an employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), (b)  provides equity-based compensation including any options to acquire units, profits interest, restricted units, and equity appreciation right or (c) any other material deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan or arrangement (in each case, other than any plan, program or arrangement mandated by applicable Legal Requirements).

“Encumbrance” means any mortgage, pledge, lien, security interest, attachment or other similar encumbrance (other than, in the case of a security, any restriction on the transfer of such security arising solely under Legal Requirements).

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution, protection, investigation, or restoration of the environment or natural resources, (c) the manufacture, handling, transport, use, presence, treatment, storage or disposal of Hazardous Substances, (d) noise, odor, wetlands, pollution, contamination, or any injury or threat of injury to persons or property, and includes but is not limited to United States federal statutes known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means Buyer’s Final Prospectus dated July 3, 2018.

“Founders” means each of the Eric Rosenfeld 2017 Trust No. 1, the Eric Rosenfeld 2017 Trust No. 2, David Sgro, and Gregory Monahan.

“Founder Shares” means the shares of Buyer Common Stock held by the Founders.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any government of any nation, state, city, locality or other political subdivision thereof, or any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Governmental Order” means any order, writ, judgment, injunction, decree, ruling, decision, verdict or award made, issued or entered by or with any Governmental Authority.

“Hazardous Substance” means any pollutant, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon, or a contaminant or toxic or hazardous material, substance or waste.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Information Privacy and Security Laws” means all applicable Legal Requirements concerning the privacy, data protection, transfer or security of Personal Confidential Information, including, to the extent applicable, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the European Union General Data Protection Regulation, other local, state, federal, and foreign data security laws, data breach notification laws, and consumer protection laws.

“Intellectual Property Rights” means all right, title, and interests in and to all proprietary rights related to or arising from: (a) patents, copyrights, confidential information, inventions (whether or not patentable), improvements, know-how, and trade secrets; (b) trademarks, trade names, service marks, trade dress and the goodwill associated therewith; (c) domain names, uniform resource locators and other names and locators associated with the Internet or mobile devices or platforms; (d) software and software programs; and (e) all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“IRS” means the United States Internal Revenue Service.

“Legal Requirement” means any United States federal, state or local or any foreign law, statute, standard, ordinance, decree, permit, authorization, code, rule or regulation.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Acquired Companies, taken as a whole, or (b) a material adverse effect on the ability of the Company and the Acquired Companies to consummate the Contemplated Transactions, excluding, in the case of (a) and (b), any effect resulting from, relating to or arising from: (i) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (ii) earthquakes, hurricanes, tornados or other natural or man-made disasters, acts of God or other force majeure events, (iii) any proposal, enactment or change in interpretation of, or other change in, applicable Legal Requirements, GAAP (or equivalent accounting practice in any other jurisdiction) or governmental policy or any development or effect of any investigation, audit or review of the Company or the Acquired Companies by any Governmental Authority commencing from and after the date hereof, (iv) conditions in the industries in which the Company or the Acquired Companies operate or participate, (v) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions, or (vi) any changes to the extent arising from or attributable to the announcement or pendency of the Contemplated Transactions or the identity of the Buyer; provided, however, in the case of the foregoing clauses (i), (ii), (iii), and (iv), in the event that the Company and the Acquired Companies, taken as a whole, are materially and disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which the Company or the Acquired Companies operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company and the Acquired Companies may be taken into account in determining whether there has been a Material Adverse Effect.

“Merger Consideration” means an amount equal to (a) the Cash Consideration, plus (b) the Merger Shares, plus (c) the Contingent Shares, if any.

“Merger Shares” means the aggregate number of shares of Buyer Common Stock elected to be received by Midco Equityholders as a portion of their respective Per Share Merger Consideration pursuant to Section 2.3(f), which, for the avoidance of doubt, does not include the Contingent Shares or the Founder Shares.

“Midco Equityholder” means the holders of Midco Equity Interests from and after the Distribution up to immediately prior to the Effective Time, which for the avoidance of doubt includes the holders of options granted under the 2014 Plan.

“Midco Share” means a share of the common stock of Midco, par value $0.01 per share.

“Minimum Cash Closing Amount” means $30,000,000.

“Nasdaq” means the Capital Market of the Nasdaq Stock Market.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Payment Schedule” means a schedule, prepared by the Company, setting forth (i) the name of each Midco Equityholder, (ii) such Midco Equityholder’s pro rata allocation of the Merger Consideration, (iii) the mix of Cash Consideration and Merger Shares elected to be received by such Midco Equityholder in satisfaction of the Per Share Merger Consideration and (iv) the wire instructions for payment of any Cash Consideration payable to such Midco Equityholder, as later updated in accordance with Section 2.3(f) to reflect the respective pro rata allocations of any Contingent Shares that are payable pursuant to this Agreement among the Midco Equityholders.

“Per Share Merger Consideration” means the Merger Consideration, allocated on a per share basis among all of the Midco Equityholders, with the mix of Cash Consideration and Merger Shares to be received by each such Midco Equityholder at the Closing to be at the election of such holder (subject to Section 2.3(b)) by notice to the Company not more than fifteen (15) Business Days after the date of this Agreement; provided, however, that if any Midco Equityholder does not make such election within such time period, such Midco Equityholder shall be deemed to have elected to receive all of its Per Share Merger Consideration in the form of Merger Shares.

“Permits” means, with respect to any Person, any license, permit or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes, special assessments or other governmental or quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings for which adequate reserves have been established in accordance with GAAP or the financial statements, (b) mechanics’, materialmen’s, carriers’, workers’, warehousemens’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business and not delinquent, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected land or building by the Acquired Companies, (d) covenants, conditions, restrictions, easements, Encumbrances and other similar matters of record affecting title to the property or asset to which they relate, but which do not adversely affect in any material respect the value of the property or asset to which they relate or materially impair the ability of an Acquired Company to use or operate the property or asset to which they relate in substantially the same manner as it was used or operated prior to the Closing Date, (e) liens to secure landlords, lessors or renters under leases or rental agreements, (f) liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (g) purchase money security interests and other vendor security for the unpaid purchase of goods and Encumbrances securing rental payments under capital lease arrangements, (h) title of a lessor under any capital or operating lease, (i) licenses in Intellectual Property Rights granted in the Ordinary Course of Business, (j) de minimis Encumbrances that arise by operation of law in the Ordinary Course of Business, and (k) Encumbrances listed on Section 1.1 of the Company Disclosure Schedule.

“Person” means any individual or any corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Personal Confidential Information” means any information, in any form, that could reasonably be used to identify, contact, or locate a single person, that is governed, regulated, or protected by one or more Information Privacy and Security Laws or that is covered by the Payment Card Industry Data Security Standard.

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

“Tax” or “Taxes” means any and all federal, provincial, state, local or foreign income, gross receipts, payroll, employment, customs duty, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, deduction at source, social security (or similar, including the Federal Insurance Contributions Act), unemployment, employment insurance, disability, real property, personal property, sales, use, transfer, registration, goods and services, value added, capital, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, filed or required to be filed with any Taxing Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any United States, federal, state, local or any foreign or other Governmental Authority responsible for the imposition, assessment or collection or administration of any Tax.

“TGIF Equityholder Approvals” means approvals (including by written consent) of this Agreement and the Contemplated Transactions by (i) holders of a majority of the issued and outstanding TriArtisan Voting Units, (ii) the board of directors of the Company, (iii) the board of directors of Midco, and (iv) holders of a majority of Midco Equity Interests.

“Transfer Taxes” means any sales, use, stock transfer, value added, real property transfer, real property recording, transfer, stamp, registration, documentary, recording or similar duties or similar taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the Contemplated Transactions.

“Treasury Regulations” means the regulations promulgated under the Code.

“TriArtisan Voting Units” means all of the Company Units issued or issuable to, or otherwise held by, TriArtisan TGIF Partners LLC and MJTA Associates III TGIF LLC and any of their respective Affiliates.

Section 1.2. Matters of Construction.

(a) Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” will mean “including, without limitation,” and (vi) the word “or” will be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents will be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes will include all regulations promulgated thereunder.

(d) The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Party.

(e) Unless otherwise specified, references to documents being “made available” will mean that any such document was (i) delivered to the Buyer or its counsel or (ii) posted as of 6:00 p.m. ET on the date prior to the date of this Agreement in the online data room maintained by the Acquired Companies with respect to the Contemplated Transactions.

ARTICLE II
MERGER AND RELATED MATTERS

Section 2.1. The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub will merge with and into Midco, the separate corporate existence of Merger Sub shall cease, and Midco shall continue as the surviving company after the Merger. The Merger will be consummated immediately upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, or at such other time as may be agreed by the Buyer and the Company in writing and specified in such filings (the “Effective Time”). The effect of the Merger will be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of Merger Sub and Midco shall vest in Midco as the surviving company following the Merger.

Section 2.2. Governing Documents. At the Effective Time, the Certificate of Incorporation and Bylaws of Merger Sub shall become the Certificate of Incorporation and Bylaws of the surviving company, except that the name of the surviving company shall be “TGIF Midco, Inc.”

Section 2.3. Effect on Securities. Subject to the terms and conditions of this Agreement, by virtue of the Distribution, the Merger and this Agreement and without any further action on the part of the Parties or the holders of any of the securities of the Company or Midco, the following shall occur:

(a) Treatment of Company Convertible Securities. In connection with the Merger and effective as of the Distribution, each option (or portion thereof) granted under Midco’s 2014 Stock Option Plan (the “2014 Plan”) that is then outstanding and vested will be automatically cancelled, and in respect of such cancellation the holder thereof shall be entitled to receive an amount equal to (i) the excess, if any, of (A) the Per Share Merger Consideration, over (B) the per share exercise price, multiplied by (ii) the number of Midco Shares subject to such option (or portion thereof), such payment to be paid in such mix of Cash Consideration and Merger Shares as Midco’s board of directors (or a committee thereof) shall determine consistent with the 2014 Plan and Section 2.3(b), subject to applicable tax withholding, not later than the next payroll date following the consummation of the Merger (or at such other time or times required by Section 409A of the Code.) Any holder of options that are cancelled in consideration for a payment as described in the preceding sentence shall be treated as a Midco Equityholder for purposes of Section 2.7 and shall be entitled to receive Contingent Shares, or a cash payment in lieu of such Contingent Shares, in accordance with this Agreement at the time set forth Section 2.7. Effective as of the Distribution, each outstanding option (other than the options described in the first sentence of this Section 2.3(a)), warrant, convertible note, and other derivative security of the Company and the Acquired Companies (collectively, the “Company Convertible Securities”), to the extent then unconverted or unexercised, will be automatically cancelled without consideration and without any liability to the Company. As of immediately prior to the Distribution, the only securities of the Company outstanding shall be Company Units and the only securities of Midco outstanding shall be Midco Shares.

(b) Conversion of Midco Shares. Effective as of immediately following the Distribution and immediately prior to the Merger, each Midco Share issued and outstanding immediately prior to the Effective Time will be automatically converted, at the Effective Time, into the right to receive the Per Share Merger Consideration, with such mix of Cash Consideration and Merger Shares as each Midco Equityholder elects (or is deemed to have elected) in accordance with Section 2.3(f) to be paid at Closing; provided, however, that if the product of (i) $10.15 and (ii) the Merger Shares is less than forty percent (40%) of the Merger Consideration payable at Closing, then, as necessary to preserve the status of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, the portion of the Merger Consideration payable upon the Closing that is elected by Midco Equityholders to be paid in Cash Consideration shall be instead paid in Buyer Common Stock so that the product of (x) $10.15 and (y) the Merger Shares is equal to at least forty percent (40%) of the total Merger Consideration paid on a cumulative basis to the Midco Equityholders under this Agreement, with the determination of the adjustment to the mix of Cash Consideration and Merger Shares for each Midco Equityholder to be within the equitable good faith discretion of the Persons owning immediately prior to the Effective Time at least two-thirds of the then outstanding Midco Shares.

(c) Cancellation of Treasury and Buyer-Owned Units. Each Midco Share held by Midco, Buyer or any Subsidiary of Midco or Buyer immediately prior to the Effective Time shall be cancelled and extinguished without any conversion or payment in respect thereof.

(d) Adjustments to Merger Consideration. The number of shares of Buyer Common Stock issuable as Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into shares of Buyer Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Buyer Common Stock occurring on or after the date hereof but at or prior to the Effective Time (or, as it relates to the Contingent Shares, prior to the date of issuance of such shares in accordance with Section 2.7).

(e) Fractional Shares. No fraction of a share of Buyer Common Stock will be issued by virtue of the Merger, and each Person who would otherwise be entitled to a fraction of a share of Buyer Common Stock any time Buyer Common Stock is distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares of Buyer Common Stock that otherwise would be received by such Person in connection with such distribution) shall, upon compliance with this Section 2.3, receive from Buyer, in lieu of such fractional share, one (1) share of Buyer Common Stock.

(f) Exchange Procedures. Each Company Equityholder that shall become a Midco Equityholder upon consummation of the Distribution shall execute and deliver to the Company and Midco a letter of transmittal, in the form specified by the Company (each, a “Letter of Transmittal” and collectively, the “Letters of Transmittal”) no later than fifteen (15) Business Days after the date of this Agreement, which shall include such Company Equityholder’s election with respect to its desired mix (subject to Section 2.3(b)) of Cash Consideration and Merger Shares. The Company shall provide copies of all Letters of Transmittal received from such equityholders to Buyer not later than sixteen (16) Business Days after the date of this Agreement. At least two (2) Business Days prior to the Closing Date, Midco shall deliver to the Buyer the Payment Schedule and all Letters of Transmittal. At the Closing, each Midco Equityholder, each of whom shall have executed and delivered to the Company and Midco a Letter of Transmittal, shall receive the Per Share Merger Consideration in exchange for each Midco Share held by such Midco Equityholder as of immediately prior to the Closing, in each case as set forth opposite the name of such Midco Equityholder on the Payment Schedule. The Company Representative shall update the Payment Schedule to reflect the pro rata allocations among the Midco Equityholders of any Contingent Shares that may be earned, and provide such updated Payment Schedule to the Buyer at least two (2) Business Days prior to the payment date for such additional consideration.

(g) Required Withholding. Buyer shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. Buyer shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least fifteen (15) days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any potential withholding. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 2.3(g), such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(h) No Further Ownership Rights in Midco Shares. The Merger Consideration payable in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to all Midco Shares and there shall be no further registration of transfers on the records of Midco of Midco Shares that were outstanding immediately prior to the Effective Time.

Section 2.4. The Closing. The closing of the Contemplated Transactions (the “Closing”) will take place at 10:00 a.m. New York time at the offices of Graubard Miller, 405 Lexington Avenue, 11th Floor, New York, NY, 10174 on the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article VIII and Article IX hereof (other than those conditions which can be satisfied only at the Closing, but subject to the satisfaction or waiver of such conditions at Closing), or at such other time and place as may be agreed to by the Buyer and the Company. Subject to the provisions of Article X of this Agreement, the failure to consummate the Closing on the date and time determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any Party of any obligation under this Agreement.

Section 2.5. Deliveries at Closing. At the Closing, each Party shall deliver or cause to be delivered all of the certificates, instruments, and other documents required to be delivered by such Party pursuant to Article VIII or Article IX, as applicable.

Section 2.6. Directors, Officers and Managing Members. Effective on the Closing Date, the directors and officers of the Buyer shall be as set forth on Schedule 2.6.

Section 2.7. Earnout.

(a) Buyer will issue the Contingent Shares to the Midco Equityholders, pro rata in accordance with the Payment Schedule, upon the first to occur of: (i) the Buyer’s annual EBITDA equals or exceeds $70 million, as reported in Buyer’s annual report on Form 10-K filed with the SEC (“Form 10-K”) for the year ended December 31, 2020, 2021 or 2022 or (ii) the last sales price of the Buyer Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30) trading day period at any time after the Closing Date and prior to December 31, 2022.

(b) As used herein, “EBITDA” means with respect to any future period, as determined in accordance with GAAP, the consolidated net earnings of Buyer, before interest income or expense, income taxes, depreciation, amortization, expenses arising solely from the Contemplated Transactions charged to income in such future period, and, as reported in the Buyer’s Form 10-K, extraordinary one-time items and stock based compensation. The term “EBITDA” (i) excludes any earnings from companies acquired by the Buyer after the Closing Date, (ii) excludes any earnings from franchises acquired by the Acquired Companies from the date hereof up to and including the Closing Date or by the Buyer after the Closing Date (except in connection with the Acquired Companies’ planned acquisition of franchise stores as described in Section 5.1(b)(vii) of the Company Disclosure Schedule), in either case net of the franchise fee income Buyer would have received if such franchise had not been acquired, and (iii) includes any earnings from any company-owned business sold to a franchisee after the Closing Date (but not double counting franchise fee income received by the Buyer in respect thereof).

(c) The Contingent Shares shall be issued within five (5) Business Days after, (i) in the case of the occurrence of the event described in Section 2.7(a)(i) above, the Buyer files its Form 10-K for the fiscal year then ended, or (ii) in the case of the occurrence of the event described in Section 2.7(a)(ii) above, the last trading day in such thirty-day period, in the case of each of (i) and (ii) above, with no action being required on the part of the Midco Equityholders.

(d) At all times while the Contingent Shares are earnable, Buyer shall use commercially reasonable efforts to ensure that the Buyer Common Stock remains listed on Nasdaq and Buyer shall keep available for issuance a sufficient number of unissued shares of Buyer Common Stock to permit Buyer to satisfy its issuance obligations set forth in this Section 2.7 and shall take all actions required to increase the authorized number of shares of Buyer Common Stock if at any time there shall be insufficient authorized unissued shares to permit such reservation. If at any time while Contingent Shares are earnable, Buyer pays a dividend on shares of Buyer Common Stock by the issuance of additional shares of Buyer Common Stock, or effects a subdivision or combination or consolidation of the outstanding shares of Buyer Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Buyer Common Stock, then in each such case, (i) the number of Contingent Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Buyer Common Stock (including any other shares so reclassified as Buyer Common Stock) outstanding immediately after such event and the denominator of which is the number of shares of Buyer Common Stock that were outstanding immediately prior to such event, and (ii) the Buyer Common Stock price value set forth in Section 2.7(a)(ii) above shall be appropriately adjusted to provide to the Midco Equityholders the same economic effect as contemplated by this Agreement prior to such event.

(e) The Parties agree that issuance and delivery of the Contingent Shares shall be treated by the Parties for income Tax purposes as an adjustment to the Merger Consideration, except as otherwise required by Legal Requirements.

Section 2.8. Facilitation Fee. At the Closing, Cowen and Company, LLC or its assigns shall be entitled to receive the amounts set forth below (collectively, the “Facilitation Fee”):

(a) an amount in cash equal to $3,800,000, payable by the Buyer by wire transfer of immediately available funds to the account designated by Cowen and Company, LLC;

(b) an aggregate of 796,875 Founder Shares, transferred from the Founders pro rata; and

(c) an aggregate of up to an additional 478,125 Founder Shares transferred from the Founders pro rata if the Buyer requests in writing assistance from Cowen and Company, LLC or an Affiliate of the Company to locate additional investors to purchase shares of Buyer Common Stock or otherwise secure sufficient additional capital to enable Buyer to satisfy the Minimum Cash Closing Condition, with the number of additional Founder Shares transferred to be determined as follows: the product of (i) 478,125 Founder Shares and (ii) the quotient of (x) the actual dollar amount of capital invested in Buyer directly attributable to the efforts of Cowen and Company, LLC divided by (y) the Adjusted Minimum Cash Closing Amount.

provided, that, for a period of one (1) year after the Closing, all Founder Shares so transferred shall remain in escrow and continue to be subject to the restrictions on transfer applicable to such shares as set forth in the Final Prospectus.

Section 2.9. Buyer Committee; Company Representative.

(a) Prior to the Closing, the board of directors of Buyer shall appoint a committee (“Buyer Committee”) consisting of one or more of its then members to act on behalf of Buyer to take all necessary actions and make all decisions pursuant to this Agreement regarding matters related to the Contemplated Transactions as may be required after the Closing Date. In the event of a vacancy in the Buyer Committee, the board of directors of Buyer, or after the consummation of the Merger, a majority of those Persons who served on Buyer’s board of directors immediately prior to the Closing Date, shall appoint as a successor some other Person who would qualify as an “independent” director of Buyer and who has not had any relationship with the Company prior to the Closing.

(b) The Company Equityholders and the Midco Equityholders have designated Rohit Manocha as the initial representative (the “Company Representative”) to represent the interests of the Company Equityholders and the Midco Equityholders to take all necessary actions and make all decisions pursuant to this Agreement after the date hereof, giving consents and approvals hereunder, and making those determinations hereunder that are specifically reserved to the Company Representative by the terms hereof. If such Person ceases to serve in such capacity, for any reason, the Company (or, following the Distribution and the Closing, those members of the board of directors of Buyer who were members of the board of directors of the Company prior to the Distribution) shall appoint his successor. The Company Representative shall (i) have no liability to Buyer, the Company, any Acquired Company, any Subsidiary or Affiliate of the foregoing or any equityholder of any of the foregoing (including any Company Equityholder and any Midco Equityholder) with respect to actions taken or omitted to be taken in his capacity as the Company Representative, and (ii) be entitled to indemnification by the Acquired Companies against any loss, liability, or expenses arising out of actions taken or omitted to be taken in his capacity as the Company Representative.

Section 2.10. Distribution. Effective immediately prior to the Effective Time, the Company will distribute one hundred percent (100%) of the issued and outstanding Midco Shares to the Company Equityholders, and the Company Equityholders’ ownership of such Midco Shares shall be reflected on the books and records of Midco.

Section 2.11. The Second Merger. Immediately after the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Midco will merge with and into the Buyer (the direct parent of Midco), the separate corporate existence of Midco shall cease, and the Buyer shall continue as the surviving company after the Second Merger. The Second Merger will be consummated immediately upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, or at such other time as may be agreed by the Buyer and the Company in writing and specified in such filings (the “Second Merger Closing”). The effect of the Second Merger will be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Merger Closing, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of Midco shall vest in the Buyer. The Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Buyer, in the forms attached as Exhibit B and Exhibit C hereto, respectively, shall be the Organizational Documents of the surviving company.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING
THE ACQUIRED COMPANIES

In order to induce the Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company, for itself and on behalf of the Acquired Companies, hereby represents and warrants to the Buyer as follows, in each case except as set forth on the Company Disclosure Schedule (with disclosures on one section of the Company Disclosure Schedule qualifying representations in non-corresponding sections of this Article III to the extent their applicability is reasonably apparent on its face):

Section 3.1. Organization. The Company and each Acquired Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company and each of the Acquired Companies is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases Real Property or conducts business and is required to so qualify except where the failure to so qualify has not had, and would not reasonably be expected to have, a Material Adverse Effect. Each jurisdiction in which the Company and the Acquired Companies are so licensed or qualified is listed in Section 3.1 of the Company Disclosure Schedule. The Company and each of the Acquired Companies has all requisite power and authority necessary to own, lease, operate and use its assets and carry on the Business as it is now being conducted. Complete and correct copies of the Organizational Documents of the Company and each Acquired Company, as amended and currently in effect, have been made available.

Section 3.2. Power and Authorization. The Company and Midco have received the TGIF Equityholder Approvals. The Company and each Acquired Company has all requisite power and authority necessary for, and has duly authorized by all necessary action, the execution, delivery and performance by it of this Agreement and the consummation of the Contemplated Transactions. The execution and delivery of this Agreement by each of the Company and Midco and the consummation by the Company and Midco of the Contemplated Transactions have been, or will be, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company or Midco are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and Midco and, assuming due authorization, execution, and delivery thereof by the other Parties, constitutes the legal and binding obligation of the Company and Midco, enforceable against the Company and Midco in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 3.3. Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act, (b) such additional governmental filings and approvals (if any) as are set forth on Section 3.3 of the Company Disclosure Schedule and (c) such other consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or made at or prior to Closing and which are set forth in Section 3.3 of the Company Disclosure Schedule, no action by (including any authorization by or consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of the Company or any of the Acquired Companies or in respect of the Company or any of the Acquired Companies for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement or (ii) the consummation of the Contemplated Transactions.

Section 3.4. Non-contravention. Neither the authorization, execution, delivery or performance by the Company or any of the Acquired Companies of this Agreement, nor the consummation of the Contemplated Transactions, will:

(a) subject to compliance with the requirements specified in Section 3.3(a), (b) or (c), result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material Legal Requirement applicable to the Company or any of the Acquired Companies;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Disclosed Contract (except to the extent that any such breach, violation, default, termination, acceleration, or other action would not delay or impair the ability the Company to enter into this Agreement or to consummate the Contemplated Transactions) or (ii) the Organizational Documents of the Company or any of the Acquired Companies;

(c) result in the creation or imposition of any material Encumbrance on any material asset of the Acquired Companies other than Permitted Encumbrances; or

(d) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any Disclosed Contract, including any “change of control” or similar provision.

Section 3.5. Capitalization.

(a) Authorized and Outstanding Equity Interests.

(i) As of the date hereof, the entire Equity Interests of the Company are as set forth on Section 3.5 of the Company Disclosure Schedule. All of the issued and outstanding Equity Interests of the Company have been duly authorized, are validly issued, free and clear of all Encumbrances, in compliance in all respects with all Legal Requirements, have not been issued in violation of any preemptive or subscription rights, and are not subject to any preemptive or subscription rights that will survive the Closing Date, except for rights granted in agreements entered into in connection with the Reorganization that will be terminated at or prior to Closing. The Company Equityholders have no obligation to make further payments for their purchase of Company Units or contributions to the Company by reason of their ownership of Company Units or their status as members of the Company. The Company has no issued or outstanding Equity Interests other than such Equity Interests that are set forth on Section 3.5 of the Company Disclosure Schedule, and the Company does not hold any units of its Equity Interests in its treasury, in each case, as of the date hereof.

(ii) All of the issued and outstanding Equity Interests of the Company are held by the Company Equityholders.

(iii) The Company has not granted (i) any preemptive rights or other similar rights in respect of any Equity Interests in the Company, except for rights granted in agreements entered into in connection with the Reorganization that will be terminated at or prior to Closing, or (ii) any warrants, equity appreciation rights, phantom units, or other securities convertible into or exercisable or exchangeable for any Equity Interests in the Company. Except for the Contemplated Transactions, there is no Contractual Obligation to which the Company is party, or provision in the Organizational Documents of the Company, which obligates the Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in the Company, except for obligations included in agreements entered into in connection with the Reorganization that will be terminated at or prior to Closing. The Company has not granted any rights with respect to registration under the Securities Act of any Equity Interests in the Company, except for rights granted in agreements entered into in connection with the Reorganization that will be terminated at or prior to Closing. There is no voting trust, rights plan, anti-takeover plan, or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any Equity Interests of the Company, except as provided in agreements entered into in connection with the Reorganization that will not survive Closing.

(iv) Except as set forth on Section 3.5 of the Company Disclosure Schedule, neither the Company nor any Acquired Company has any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of Equity Interests of the Company on any matter.

(v) No outstanding Equity Interests of the Company are unvested or subjected to a repurchase option, risk of forfeiture, or other condition under any applicable agreement with the Company, except as provided in agreements entered into in connection with the Reorganization that will not survive Closing, and which will be treated as set forth in Section 2.3(a).

(b) Subsidiaries. The Company has no direct or indirect Subsidiaries other than those listed in Section 3.5 of the Company Disclosure Schedule. Except as set forth in Section 3.5 of the Company Disclosure Schedule, the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Encumbrances other than Permitted Encumbrances, either directly or indirectly through one or more other Subsidiaries; provided, that references in this sentence to the Company shall instead refer to Midco following the Distribution. All of the issued and outstanding Equity Interests of each Acquired Company (1) have been duly authorized and, if in a corporation, are validly issued, fully paid and non-assessable, (2) are not subject to any preemptive or subscription rights that will survive the Closing Date, and (3) are not subject to any Encumbrances other than Permitted Encumbrances. As of the date hereof, all of the issued and outstanding Equity Interests of each Acquired Company are held, directly or indirectly, of record by the Person(s) and in the amounts set forth on Section 3.5 of the Company Disclosure Schedule. Each such Acquired Company has no issued or outstanding Equity Interests other than such Equity Interests that are set forth on Section 3.5 of the Company Disclosure Schedule, and each Acquired Company does not hold any of its Equity Interests in its treasury, in each case, as of the date hereof. No Acquired Company has granted any preemptive rights or other similar rights in respect of any Equity Interests in such Acquired Company, except for rights granted in agreements entered into in connection with the Reorganization that will not survive the Closing. In connection with the Contemplated Transactions, there is no Contractual Obligation to which any Acquired Company is party, or provision in the Organizational Documents of any such Acquired Company, which obligates any such Acquired Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interest in such Acquired Company, except as provided in agreements entered into in connection with the Reorganization that will not survive closing. Except as terminated prior to the Closing, no Acquired Company has granted any rights with respect to registration under the Securities Act of any Equity Interests in the Company. Except for its direct and indirect Equity Interests in the Acquired Companies, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any Contractual Obligation as of the date hereof under which it may become obligated to make any future investment in or capital contribution to any other entity.

Section 3.6. Compliance. The Company and each Acquired Company is in compliance with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, and the businesses and activities of the Company and each Acquired Company have not been and are not being conducted in violation of any Legal Requirements, except, in each case, for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. No written notice of material non-compliance with any material Legal Requirement has been received by the Company or any of the Acquired Companies (and the Company has no Knowledge of any such notice delivered to any other Person). No Acquired Company is in violation of any term of any Contractual Obligation to which it is a party, except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.7. Financial Matters.

(a) Financial Statements. The Buyer has been furnished with each of the following:

(i) the audited consolidated balance sheets of TGI Friday’s Inc. and its consolidated subsidiaries as of December 31, 2018, December 25, 2017 and December 26, 2016, and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of TGI Friday’s Inc. and its consolidated subsidiaries for the fiscal years then ended, accompanied by any notes thereto and the reports of TGI Friday’s Inc.’s independent accountants with respect thereto (collectively, the “Audited Financials”); and

(ii) the unaudited consolidated balance sheet of TGI Friday’s Inc. and its consolidated subsidiaries for the three- and nine-month periods ended September 30, 2019 (respectively, the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statement of income of TGI Friday’s Inc. and its consolidated subsidiaries for the quarter then ended (the “Interim Financials” and, together with the Audited Financials, the “Financials”).

(b) Compliance with GAAP. The Financials (including any notes thereto) (i) accurately reflect in all material respects and (ii) fairly present, in all material respects, the consolidated financial position and results of operations of TGI Friday’s Inc. and its consolidated subsidiaries on the dates and for the periods specified therein, all in accordance with GAAP (subject, in the case of the Interim Financials, to the absence of statements of cash flows and stockholders’ equity and footnotes and, in each case, to year-end and periodic reclassifications and adjustments that are not expected to have a Material Adverse Effect). The Acquired Companies have never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(c) Absence of Undisclosed Liabilities. None of the Acquired Companies has any liabilities which are of a nature required by GAAP to be reflected in a balance sheet or the notes thereto except for (i) liabilities included in the Most Recent Balance Sheet, (ii) liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date or in contemplation of the Contemplated Transactions or with respect thereto and (iii) liabilities that do not constitute a Material Adverse Effect.

(d) Auditor. To the Company’s Knowledge, the accountant engaged by TGI Friday’s Inc. with respect to the Financials has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to TGI Friday’s Inc. and its consolidated subsidiaries within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(e) Controls. TGI Friday’s, Inc. has established and maintained a system of internal accounting controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financials in accordance with GAAP.

Section 3.8. Absence of Certain Developments. Except for steps taken in connection with the Reorganization, from the Most Recent Balance Sheet Date to the date hereof, (a) there has not been any Material Adverse Effect, (b) the Business has been conducted in the Ordinary Course of Business (aside from steps taken in contemplation of the Contemplated Transactions), and (c) neither the Company nor any of the Acquired Companies has taken any action that would have required the prior written consent of the Buyer under Section 5.1 if such action had been taken after the date hereof and prior to the Closing.

Section 3.9. Ownership of Assets. Except as would not have a Material Adverse Effect, the Acquired Companies have good and valid title to, or a valid leasehold interest in, or adequate rights to use, all buildings, machinery, equipment, and other tangible assets which are necessary for the conduct of their business as currently conducted (the “Assets”). As to Assets not disposed of in the Ordinary Course of Business since the Most Recent Balance Sheet Date, such Assets are free and clear of all material Encumbrances, except for Permitted Encumbrances and, in the case of any non-owned Asset, for Encumbrances contained in the Contractual Obligation to use such Asset.

Section 3.10. Real Property.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a list of the addresses of all real property (i) owned by any of the Acquired Companies (“Owned Real Property”) or (ii) leased, subleased or licensed by any of the Acquired Companies (“Leased Real Property,” and together with the Owned Real Property, the “Real Property”). Section 3.10(a) of the Company Disclosure Schedule also identifies (i) with respect to each Owned Real Property, the Acquired Company that is the owner of such Owned Real Property and (ii) with respect to each Leased Real Property, each lease, sublease, or other Contractual Obligation under which such Leased Real Property is occupied or used (“Real Property Leases”).

(b) The Acquired Companies have good and valid, fee simple title in and to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances. There are no Contractual Obligations under which the Acquired Companies have granted to any Person other than the Acquired Companies the right of use or occupancy of any of the Real Property and there is no Person (other than any of the Acquired Companies) in possession of any of the Real Property. The Company has made available accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect. To the Company’s Knowledge, no eminent domain or condemnation Action is pending or threatened that would preclude or impair the use of any Real Property.

Section 3.11. Intellectual Property.

(a) Non-Infringement. Except as set forth on Section 3.11(a) of the Company Disclosure Schedule: (i) no Acquired Company has received in writing any charge, complaint, claim, demand or notice alleging any material infringement, misappropriation, or violation of the Intellectual Property Rights of any third party, and (ii) the operation of the Business as is currently conducted does not infringe or misappropriate the Intellectual Property Rights of any third party. Except as set forth on Section 3.11(a) of the Company Disclosure Schedule, (x) the Company IP Registrations (as defined below) are not the subject of any challenge received in writing and (y) to the Company’s Knowledge, no Person is infringing upon any Company Intellectual Property Rights in any manner that would be reasonably expected to give rise to a Material Adverse Effect.

(b) Scheduled Intellectual Property Rights. Section 3.11(b) of the Company Disclosure Schedule identifies all patents, patent applications, registered trademarks and registered copyrights, applications for trademark and copyright registrations, and domain names, owned by the Acquired Companies (collectively, the “Company IP Registrations”). Except for Company IP Registrations abandoned in the Ordinary Course of Business, each of the Company IP Registrations is valid and subsisting. Except as set forth on Section 3.11(b) of the Company Disclosure Schedule, one of the Acquired Companies exclusively owns and possesses all right, title and interest in and to the Company IP Registrations.

(c) IP Contracts. Section 3.11(c) of the Company Disclosure Schedule identifies each Contractual Obligation the loss or disruption of which may be reasonably expected to cause a Material Adverse Effect (i) under which any of the Acquired Companies use or license Intellectual Property Rights that any Person besides the Acquired Companies own other than off-the-shelf software (the “Inbound IP Contracts”) and (ii) under which any of the Acquired Companies have granted to any Person any right or interest in any Company Intellectual Property Rights (the “Outbound IP Contracts”) that materially affects the Acquired Companies’ use of or rights in any Company Intellectual Property Rights (including settlement agreements and covenants not to sue) (such Contractual Obligations, together with the Inbound IP Contracts and Outbound IP Contracts, the “IP Contracts”).

(d) Company IP. Except as set forth on Section 3.11(d) of the Company Disclosure Schedule, and as would not be reasonably expected to have a Material Adverse Effect, the Acquired Companies own or otherwise have the right to use all Intellectual Property Rights required or necessary for the conduct of the Business, free and clear of all Encumbrances other than Permitted Encumbrances. No Company Intellectual Property Rights are subject to (i) any Action, Contractual Obligation, or Governmental Order that restricts the use, transfer or licensing thereof by the Acquired Companies (other than restrictions contained in the IP Contracts disclosed in Section 3.11(c) of the Company Disclosure Schedule), or (ii) which may affect the validity, use or enforceability of such Company Intellectual Property Rights, which could reasonably be expected to have a Material Adverse Effect.

(e) Data Privacy.

(i) To the Company’s Knowledge, there has not been a material data security breach or material unauthorized access, use, loss, disclosure, or publication of any Personal Confidential Information owned, used, maintained, received, or controlled by or on behalf of any Acquired Company, including any unauthorized access, use, disclosure, or publication of Personal Confidential Information that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws to which such Acquired Company is subject.

(ii) The Acquired Companies’ collection, maintenance, transmission, transfer, use, disclosure, storage, disposal, and security of Personal Confidential Information has complied in all material respects with (i) applicable Information Privacy and Security Laws, (ii) Disclosed Contracts that govern Personal Confidential Information, (iii) Payment Card Industry Data Standards, and (iv) applicable privacy policies of the Acquired Companies. No Action is pending or, to the Company’s Knowledge, threatened in writing against an Acquired Company relating to the processing or security of Personal Confidential Information.

Section 3.12. Permits. Each of the Acquired Companies has been duly granted all Permits necessary for the conduct of the Business by it and the ownership use and operation of its Assets, and all such Permits are in full force and effect, and no cancellation of any of the Permits is pending or to the Company’s Knowledge threatened, except where the failure to hold such Permits would not be reasonably expected to result in a Material Adverse Effect. None of the Acquired Companies is, in any material respect, in breach or violation of any Permit. The Contemplated Transactions will not cause the cancellation of, or require the consent of any Person with respect to, any Permit.

Section 3.13. Tax Matters.

(a) Each of the Acquired Companies has timely filed, or has caused to be timely filed on its behalf (after giving effect to valid extensions), all income and other material Tax Returns required to be filed by it on or before the date of this Agreement. All such Tax Returns were correct and complete in all material respects insofar as they reflect the liability for Taxes due. All material amounts of Taxes owed by any of the Acquired Companies (whether or not shown on any Tax Return) have been paid. None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return (other than extensions obtained in the Ordinary Course of Business). No material claim has ever been made by a Taxing Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Each of the Acquired Companies has (i) withheld and paid to the appropriate Taxing Authority all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder and (ii) materially complied with all filings required with respect thereto, including without limitation IRS Forms W-2 and 1099.

(c) There is no material outstanding audit or examination concerning any Tax Return referred to in Section 3.13(a) either (i) claimed, threatened, or raised in writing by a Taxing Authority, or (ii) as to which an Acquired Company or the directors and officers (and employees responsible for Tax matters) of the Acquired Companies has knowledge.

(d) There is no material Tax deficiency outstanding, proposed or assessed against the Acquired Companies, nor has any Acquired Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax (other than extensions obtained in the Ordinary Course of Business). The Acquired Companies have complied in all material respects with all Legal Requirements with respect to payments made to third parties with respect to any Taxes.

(e) No adjustment with respect to an outstanding audit or exam relating to any Tax Returns filed by an Acquired Company has been proposed (i) in writing, formally or informally, by any Governmental Authority, or (ii) as to which any of the Acquired Companies and the directors and officers (and employees responsible for Tax matters) of the Acquired Companies has knowledge.

(f) No Acquired Company has been included in any “consolidated,” “unitary,” “combined” or similar Tax Return provided for under the Legal Requirements of the United States or any non-U.S. jurisdiction or state as a member of an affiliated group or otherwise (other than a group including the common parent of which is an Acquired Company), and has no liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6, or any similar Legal Requirement, as a successor or transferee.

(g) None of the Acquired Companies is a party to or bound by any Tax sharing agreement providing for the allocation of Taxes among members of an affiliated, consolidated, combined or unitary group, other than any such agreement (i) as to which only Acquired Companies are parties or (ii) that is a commercial contract entered into in the Ordinary Course of Business and not primarily related to Taxes.

(h) None of the Acquired Companies is currently subject to any Encumbrances, other than Permitted Encumbrances, imposed on any of its assets as a result of the failure or alleged failure of any Acquired Company to pay any Taxes.

(i) The Acquired Companies have no liability for any unpaid Taxes which have not been accrued for or reserved on the balance sheets included in the Financials, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that (i) may have accrued since the end of the most recent fiscal year in connection with the operation of the Business in the Ordinary Course of Business or (ii) would not reasonably be expected to have a Material Adverse Effect.

(j) No Acquired Company is currently, or has ever, engaged in, been a beneficiary of, or otherwise participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). Each Acquired Company has disclosed on its respective United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income Tax within the meaning of Section 6662 of the Code.

(k) No Acquired Company has distributed stock of another Person nor had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) No Acquired Company is a party to a gain recognition agreement under Section 367 of the Code and no Acquired Company has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(m) No Acquired Company is, nor has it ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

Section 3.14. Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule lists all material Employee Plans that the Acquired Companies sponsor or maintain, or to which the Acquired Companies contribute or are obligated to contribute, in each case, for the benefit of current or former employees (each a “Company Plan”). With respect to each Company Plan, the Company has made available accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto, and any trust agreements, (ii) any summary plan descriptions or employee handbooks, (iii) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination or opinion letter from the IRS and (iv) in the case of any plan for which Forms 5500 are required to be filed, the most recently filed Form 5500. Except as disclosed in Section 3.14(a) of the Company Disclosure Schedule, each Company Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without resulting in a Buyer Material Adverse Effect.

(b) None of the Acquired Companies or any other Person that would be considered a single employer with the Acquired Companies under the Code or ERISA sponsors or maintains a plan subject to Title IV of ERISA or Code Section 412, or contributes to or is obligated to contribute to a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

(c) Each Company Plan, including any associated trust or fund, has been administered in all material respects in accordance with its terms and applicable Legal Requirements. All contributions, reserves, or premium payments required to be made or accrued as of the date hereof to the Company Plans have been timely made or accrued in all material respects. There is no pending or, to the Company’s Knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans. To the Company’s Knowledge there are no audits, inquiries, or proceedings pending or threatened by any Governmental Authority with respect to any Company Plan.

(d) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS to such effect (or has timely filed for such letter, or is an IRS approved prototype or volume submitter plan), and, to the Company’s Knowledge, no event has occurred that could reasonably be expected to adversely affect such qualified status.

(e) Except as required under applicable Legal Requirements or continuation coverage in the nature of severance for a duration that does not exceed twelve months following termination of employment and as reflected in Section 3.14(e) of the Company Disclosure Schedule, no Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

(f) Except as set forth in Section 3.14(f) of the Company Disclosure Schedule, there are no plans or commitments to establish any new plan of the Acquired Companies, or to materially modify any Company Plan.

(g) Except as set forth in Section 3.14(g) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any manager, member of the board of directors, officer, executive, employee, or consultant of an Acquired Company under any Company Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

Section 3.15. Environmental Matters. Except as set forth in Section 3.15 of the Company Disclosure Schedule, since December 31, 2014, (a) the Acquired Companies are in compliance with all material applicable Environmental Laws in all material respects, (b) there has been no release of any material amount of any Hazardous Substance by an Acquired Company on or upon any site (including soils, groundwater, surface water, air, buildings, or other structures) currently owned, leased or otherwise operated or used by the Acquired Companies, or formerly owned, leased, or otherwise operated or used by the Acquired Companies and arising out of the Acquired Companies’ activities during the period of ownership, occupation, lease, operation, or use, or to the Company’s Knowledge during any prior period, (c) the Acquired Companies have not received any written notice, demand, letter, claim or request for information alleging that any Acquired Company may be in violation of or liable under any Environmental Law, (d) there have been no Hazardous Substances generated by any of the Acquired Companies that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, and (e) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by any of the Acquired Companies, except for the storage of hazardous waste in compliance with Environmental Laws.

Section 3.16. Contracts.

(a) Section 3.16 of the Company Disclosure Schedule lists each of the following Contractual Obligations to which any Acquired Company is bound:

(i) any Contractual Obligation (or group of related Contractual Obligations) valued at over $1,000,000 for the sale of products or services or for the purchase of products or services which will, by its terms, extend over a period of more than one (1) year after the date hereof;

(ii) any Contractual Obligation pursuant to which a material partnership or joint venture was established;

(iii) any Contractual Obligation made other than in the Ordinary Course of Business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material Asset of the Acquired Companies or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Acquired Company valued in excess of $500,000, in each case that is not freely terminable by the Acquired Companies on ninety (90) days’ notice;

(iv) any Contractual Obligation under which an Acquired Company has permitted any material Asset to become, or to become subject to, an Encumbrance (other than by a Permitted Encumbrance);

(v) any Contractual Obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant (other than a Company Plan) in excess of $200,000 per year;

(vi) any collective bargaining agreement with any labor union;

(vii) any Contractual Obligation containing covenants that (A) restrict any Acquired Company from any solicitation, hiring or engagement of any Person or the solicitation of any customer or (B) limit the freedom of any Acquired Company or any Affiliate thereof to engage in any line of business or compete with any Person;

(viii) any outstanding general or special powers of attorney executed by or on behalf of an Acquired Company;

(ix) any Contractual Obligation under which an Acquired Company has advanced or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any of its Affiliates, members, officers, managers, members of the board of directors, or employees, other than in the Ordinary Course of Business;

(x) any Contractual Obligation (or group of related Contractual Obligations) the performance of which mandates payment of consideration in excess of $1,000,000 per annum over the remaining life of such Contractual Obligation, other than (A) any Contractual Obligation that is terminable by an Acquired Company at will without material liability and on less than ninety (90) days’ notice and (B) purchase orders received in the Ordinary Course of Business;

(xi) any guaranty by an Acquired Company or any Affiliate of any obligation of another, other than in the Ordinary Course of Business and in excess of $500,000; and

(xii) any obligation to register any Equity Interests with any Governmental Authority.

(b) The Acquired Companies have made available copies of each Contractual Obligation listed on Section 3.16 of the Company Disclosure Schedule that are accurate and complete, in each case, as amended or otherwise modified and in effect. Each Contractual Obligation required to be disclosed on Section 3.16 of the Company Disclosure Schedule (the “Disclosed Contracts”) is in full force and effect and is enforceable against each party to such Contractual Obligation. None of the Acquired Companies nor, to the Company’s Knowledge, any other party to any Disclosed Contract is in material breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract.

Section 3.17. Related Party Transactions. To the Company’s Knowledge, no Affiliate of any of the Acquired Companies: (a) has any material interest in any Asset owned or leased by any of the Acquired Companies or used in connection with the Business, (b) is indebted to the Acquired Companies, or (c) is engaged in any material transaction, arrangement, or understanding with any of the Acquired Companies, other than through the ownership of Equity Interests as disclosed in Section 3.5 of the Company Disclosure Schedule or payments made to, and other Compensation provided to, officers and directors (or equivalent) in the Ordinary Course of Business.

Section 3.18. Franchisees and Suppliers.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all current franchise agreements and development agreements to which any Acquired Company is a party (collectively, the “Franchise Agreements”), including the name of the franchisee or developer, date of the agreement, its term and location of restaurant(s) or development area. All Franchise Agreements are valid, binding, and enforceable and, except as disclosed in Section 3.18(a) of the Company Disclosure Schedule, to the Company’s Knowledge, no event of default has occurred and is continuing under such Franchise Agreements, and the Acquired Companies have not issued any default notices, forbearance agreements, workout plans, or similar arrangements, with respect to any Franchise Agreements, which notices, agreements, plans or arrangements remain effective. Except as disclosed in Section 3.18(a) of the Company Disclosure Schedule, no Acquired Company has granted a waiver or consent with respect to a provision of such Franchise Agreement regarding a counterparty’s obligation to make payments of royalty fees, contributions to any marketing development fund, or expenditures for advertising purposes. From the Most Recent Balance Sheet Date to the date hereof, none of such franchisees has cancelled or terminated its business relationship with the Acquired Companies. Each existing Franchise Agreement complies with all applicable Legal Requirements.

(b) Section 3.18(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the ten (10) largest suppliers of materials, products or services to the Acquired Companies (measured by the aggregate amount purchased by the Acquired Companies) during the fiscal years ended on December 31, 2018 and December 31, 2017. From the Most Recent Balance Sheet Date to the date hereof, none of such suppliers has cancelled or terminated its business relationship with the Acquired Companies.

(c) Neither the execution and delivery of this Agreement nor the performance of the Contemplated Transactions is inconsistent with any provision of any Franchise Agreement, will require the consent of any franchisee or developer, or will trigger any rights of rescission or termination thereunder.

(d) The Acquired Companies have complied with all Legal Requirements with respect to the identification of prospective franchisees and the offer and sale of franchises, including without limitation any registration, notice, waiting period, or other requirement under the rules of the Federal Trade Commission or state law. Section 3.18(d) of the Company Disclosure Schedule sets forth each state or other jurisdiction in which any Acquired Company is currently registered to sell its franchises, or is currently exempt from any registration requirement under the Legal Requirements, or with which any Acquired Company has filed an application for registration or has filed (where such filing is required) an application for exemption from registration to sell franchises, and the effective date and expiration date of each such registration and exemption. The Acquired Companies have made all required disclosures in any franchise offering circular required by applicable Legal Requirements, and neither an Acquired Company nor an Affiliate has offered for sale, accepted an offer, or sold a franchise except in compliance with the Legal Requirements. Except as disclosed in any Franchise Offering Circular, the Company has received no written notice of any violation by any Acquired Company of any franchise law from any Governmental Authority and, to the Company’s Knowledge, no allegations of violations by any Acquired Company of any state franchise registration, disclosure, relationship or termination law have been made by any Governmental Authority.

(e) Section 3.18(e) of the Company Disclosure Schedule sets forth a complete and accurate list of all independent sales representatives, area developers, agents, employees, contractors, brokers or consultants authorized by the Company to offer or sell franchises (collectively, “Franchise Sales Persons”). Section 3.18(e) of the Company Disclosure Schedule is a complete and correct list of all written or oral agreements or arrangements (and with respect to oral agreements a description thereof) with such Franchise Sales Persons under which an Acquired Company has authorized any Franchise Sales Persons to offer or sell franchises on behalf of an Acquired Company or agreed to rebate or share amounts receivable under any Franchise Agreement and indicating which of such agreements are in default and may be terminated by an Acquired Company by notice to the other party.

(f) Except as disclosed in any Franchise Offering Circular, to the Company’s Knowledge, no director, manager, managing member, officer or other executive of an Acquired Company that has offered or sold franchises, and who has had management responsibilities relating to the franchisees offered by such Acquired Company, and no Franchise Sales Person has: (i) had any Action pending against that person alleging a violation of a franchise, antitrust or securities law, fraud, unfair or deceptive practices or comparable allegations; (ii) been subject to any currently effective order of any national securities association or national securities exchange, as defined in the Exchange Act, suspending or expelling such person from membership in such association or exchange; (iii) been convicted of a felony or pleaded nolo contendere to a felony charge; or been held liable in a civil action by final judgment or been the subject of a material Action involving violation of a franchise, antitrust or securities law, fraud, unfair or deceptive practices or comparable allegations; (iv) been subject to a currently effective injunctive or restrictive order or decree relating to the franchise offered by the applicable Acquired Company, or under a federal, state or foreign franchise, securities, antitrust, trade regulation or trade practice law resulting from a concluded or pending Action or proceeding brought by a public agency; (v) has filed as a debtor (or had filed against it) a petition to start an Action under the U.S. Bankruptcy Code; (vi) has obtained a discharge of its debts under the U.S. Bankruptcy Code; or (vii) except as otherwise provided in Section 3.18(f) of the Company Disclosure Schedule, was a principal officer of a company or a general partner of a partnership that either filed as a debtor or had filed against it a petition to start an Action under the U.S. Bankruptcy Code or that obtained a discharge of its debts under the U.S. Bankruptcy Code during or within one year after the officer or general partner of such Acquired Company held this position in the company or partnership.

(g) To the Company’s Knowledge, except as set forth on Section 3.18(g) of the Company Disclosure Schedule, and except as would not be reasonably expected to have a Material Adverse Effect, (i) since December 31, 2014, the Acquired Companies have not issued any default notice alleging that any franchise is not in compliance with all current written Company standards, specifications, and procedures applicable to the franchise, which notice remains outstanding (ii) no product or service not authorized by the Acquired Companies is offered or sold by any franchise, and all products and services required to be offered, sold, and provided by franchisees are offered, sold, and provided, (iii) each franchisee obtains all inventory, supplies, and other items used in the operation of the franchise from suppliers approved or designated in writing by the Company, (iv) all managers and supervisors employed at each franchise meet the training standard certifications and qualifications of the Company, and each franchisee uses Company training materials for the training of franchise employees and personnel, (v) the operation of each franchise conforms to the territorial and customer restrictions set forth in such franchise’s respective Franchise Agreement, each franchisee operates each franchise in the approved location, and each franchise honors all national account, loyalty, discount, and customer affinity programs required under the Company specifications, and (vi) there is no Action pending or threatened against any franchisee or with respect to any franchise.

Section 3.19. Labor Matters.

(a) There have been no strikes, work slowdowns, work stoppages or lockouts between any employees of any of the Acquired Companies, on the one hand, and any of the Acquired Companies, on the other hand. None of the Acquired Companies is a party to any collective bargaining agreement or other labor union contract, and no employee of any of the Acquired Companies is represented by a labor union with respect to such employment. To the Company’s Knowledge, there has been no organizational effort made or threatened by any labor union to organize any employees of any of the Acquired Companies.

(b) True and complete information as to the name and current job title, base salary, and target bonus for all current executive officers of the Acquired Companies has been provided to Buyer in Section 3.19 of the Company Disclosure Schedule. Other than as set forth in Section 3.19 of the Company Disclosure Schedule, each employee of the Acquired Companies is terminable “at will” subject to applicable severance entitlements or notice periods as set forth by applicable Legal Requirement or in any applicable employment agreement, and there are no agreements or understandings between any Acquired Company and any of its employees that their employment will be for any particular period. None of the executive officers of any Acquired Company has given written notice of any intent to terminate his or her employment with any Acquired Company within the twelve (12)-month period following the date hereof.

(c) The Acquired Companies are in compliance in all material respects with all Legal Requirements respecting hiring, employment, termination of employment, employment practices, terms and conditions of employment, employment discrimination, harassment, retaliation, reasonable accommodation, wages and hours, and employee health and safety, and no Acquired Company is liable for any arrears of wages or penalties with respect thereto, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All amounts that an Acquired Company is legally required to withhold from its employees’ wages and to pay to any Governmental Authority as required by Legal Requirements have been withheld and paid, and the Acquired Companies do not have any outstanding obligation to make any such withholding or payment, other than with respect to an open payroll period. There are no pending, or to the Company’s Knowledge, threatened in writing Actions against an Acquired Company by any employee in connection with such employee’s employment or termination of employment by such Acquired Company.

Section 3.20. Litigation; Governmental Orders. Except as set forth on Section 3.20 of the Company Disclosure Schedule, there is no pending or, to the Company’s Knowledge, threatened, Action to which any of the Acquired Companies is a party (either as plaintiff or defendant) or to which its Assets are subject, with an amount at issue of $250,000 or more. No Governmental Order has been issued that is applicable specifically to any of the Acquired Companies or their respective Assets. To the Company’s Knowledge, no allegations of sexual harassment have been made against any officer, manager, director, executive employee, or managing member of the Acquired Companies or against any manager or supervisor of a Franchise which could reasonably be expected to result in a Material Adverse Effect.

Section 3.21. Insurance. Section 3.21 of the Company Disclosure Schedule sets forth a list of the material insurance policies that cover the Acquired Companies. The list includes for each such policy, the type of policy, form of coverage, the policy number and the name of the insurer. The Company has made available a true and accurate copy of the Company’s policy digest covering all such policies. Each such policy is legal, valid, binding, and enforceable in accordance with its terms, in full force and effect (or has been renewed), all premiums have been paid, none of the Acquired Companies is in default with respect to its obligations under any of such policies, and no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received. The coverages provided by such insurance policies are believed by the Company to be reasonably adequate in amount and scope for the Acquired Companies’ business and operations, including any insurance required to be maintained by Disclosed Contracts.

Section 3.22. Brokers. Except for the Facilitation Fee payable to Cowen and Company, LLC or its assigns as set forth in Section 2.8 hereof, no investment banker, financial advisor, broker, or finder has acted for or on behalf of the Company Equityholders or any Affiliate in connection with this Agreement or the Contemplated Transactions, and neither the Company Equityholders nor any Acquired Company has entered into any agreement with any person which will result in the obligation of Buyer, the Company, or Midco to pay any finder’s fee, brokerage fees, commission, or similar compensation in connection with the Contemplated Transactions.

Section 3.23. Restrictions on Business Activities. To the Company’s Knowledge, there is no Contractual Obligation or Governmental Order binding upon any Acquired Company or its Assets or to which such Acquired Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of such Acquired Company, any acquisition of property by such Acquired Company, or the conduct of business by such Acquired Company as it is currently conducted, other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect.

Section 3.24. Anti-Corruption Matters. None of the Company or any of the Acquired Companies nor, to the Company’s Knowledge, any officer, director, manager, member of the board of directors, employee or agent of any of the foregoing has, (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Authority, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Legal Requirement relating to anti-corruption, bribery, or similar matters. To the Company’s Knowledge, no Governmental Authority is investigating, examining, or reviewing the Company’s compliance with any applicable provisions of any Legal Requirement relating to anti-corruption, bribery, or similar matters.

Section 3.25. Certain Provided Information. The information relating to the Company and the Acquired Companies supplied by any Acquired Company or their Affiliates or Representatives specifically for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement, or any amendment or supplement thereto, is first distributed to the holders of Buyer Common Stock or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Section 3.26. Contracts. Section 3.26 of the Company Disclosure Schedule sets forth a list of all material Contractual Obligations to which any of the Acquired Parties are a party which require a consent, approval, or waiver, whether of an Affiliate or Third Party, in connection with the Contemplated Transactions (the “Pre-Closing Consents”).

Section 3.27. Board Approval. The board of directors or other similar entity of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the Contemplated Transactions in accordance with the Organizational Documents thereof.

Section 3.28. Reorganization. The Company Equityholders have consummated the Reorganization. In connection therewith:

(a) The Company ensured that each holder of outstanding Equity Interests of the Company prior to the Reorganization that sold Company Units pursuant to a purchase agreement dated as of October 2019 (the “Selling Holders”) represented and warranted in such purchase agreement that it: (i) was aware of the pending potential merger transaction between the Company and one or more of its affiliates and the Buyer, and the ongoing negotiations between such parties in respect thereof, and considered the risks and potential benefits of such potential transaction in making the decision to sell Company Units, and (ii) had access to such information regarding the business, finances and prospects of the Company and its affiliates and such other matters with respect to the interests sold as a reasonable person would consider in evaluating the sale of Company Units in connection with the Reorganization.

(b) The Company Equityholders caused all documentation necessary to effect the Reorganization to have been received, approved, and authorized, as applicable, including but not limited to all documentation relating to the transfer of Company Units from the Selling Holders to the Company Equityholders.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND MERGER SUB

In order to induce the Company and Midco to enter into and perform this Agreement and to consummate the Contemplated Transactions, each of the Buyer and Merger Sub represents and warrants to the Company and Midco as follows, in each case except as set forth on the Buyer Disclosure Schedule (with disclosures on one section of the Buyer Disclosure Schedule qualifying representations in non-corresponding sections of this Article IV to the extent their applicability is reasonably apparent on its face):

Section 4.1. Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted.

Section 4.2. Power and Authorization. Each of Buyer and Merger Sub has all requisite power and authority necessary for, and has duly authorized by all necessary action on the part of each of Buyer and Merger Sub, the execution, delivery and performance by each of Buyer and Merger Sub of this Agreement and the Registration Rights Agreement and the consummation of the Contemplated Transactions. Each of this Agreement and the Registration Rights Agreement (a) has been (or, in the case of the Registration Rights Agreement, will be when executed and delivered at the Closing) duly executed and delivered by Buyer and/or Merger Sub, as applicable, and (b) is (or in the case of the Registration Rights Agreement, will be when executed and delivered at the Closing) enforceable against Buyer and/or Merger Sub in accordance with its terms.

Section 4.3. Authorization of Governmental Authorities. Except for (a) compliance with applicable requirements of the HSR Act, (b) such additional governmental filings and approvals (if any) as are set forth on Section 4.3 of the Buyer Disclosure Schedule and (c) such other consents, approvals, authorizations, Permits, filings or notifications (if any) as will have been obtained or made at or prior to Closing, no action by (including any authorization, consent or approval of), or in respect of, or filing with, any Governmental Authority is required by or on behalf of Buyer or Merger Sub for, or in connection with, (i) the valid and lawful authorization, execution, delivery and performance by Buyer and Merger Sub of this Agreement and the Registration Rights Agreement or (ii) the consummation of the Contemplated Transactions by Buyer and Merger Sub.

Section 4.4. Non-contravention. Neither the authorization, execution, delivery, or performance by Buyer and Merger Sub of this Agreement or the Registration Rights Agreement nor the consummation of the Contemplated Transactions will, in any material respect:

(a) subject to compliance with the requirements specified in Section 4.3(a), (b) or (c), result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any material Legal Requirement applicable to Buyer or Merger Sub;

(b) result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or require any action by (including any authorization, consent or approval) or notice to, or increase any payment to, any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of Buyer or Merger Sub (except to the extent that any such breach, violation, default, termination, acceleration, or other action would not delay or materially impair the ability of Buyer to enter into this Agreement or the Registration Rights Agreement or to consummate the Contemplated Transactions), or (ii) the Organizational Documents of Buyer or Merger Sub;

(c) result in the creation or imposition of any material Encumbrance on any material asset of the Buyer or Merger Sub other than Permitted Encumbrances; or

(d) result in the triggering, acceleration, or increase of any payment to any Person pursuant to any Contractual Obligation of Buyer or Merger Sub, including any “change of control” or similar provision.

Section 4.5. Capitalization.

(a) Section 4.5 of the Buyer Disclosure Schedule sets forth the authorized, issued, and outstanding Equity Interests of Buyer. Other than as set forth in Section 4.5 of the Buyer Disclosure Schedule or as contemplated in this Agreement and the Registration Rights Agreement, (i) there are no Equity Interests of the Buyer reserved for issuance upon the exercise of outstanding options, warrants, convertible notes, debentures, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or other convertible or exchangeable securities, (ii) there are no subscriptions, options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements of any character to which Buyer or, to Buyer’s Knowledge, any Affiliate of Buyer is a party or by which it is bound obligating Buyer or, to Buyer’s Knowledge, any Affiliate of Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or make any payment (including any dividend or distribution) in respect of, any Equity Interest, or obliging Buyer or, to Buyer’s Knowledge, any Affiliate of Buyer to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement, (iii) there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreement or understanding to which Buyer is a party or by which Buyer is bound with respect to any Equity Interest of Buyer, and (iv) no outstanding Equity Interests or convertible or exchangeable securities of Buyer are unvested or subject to a repurchase option, risk of forfeiture, or other similar condition under any applicable agreement with Buyer. All outstanding Equity Interests have been, and the Buyer Common Stock to be issued in connection with the Contemplated Transactions, upon issuance, will be, duly authorized and validly issued, free and clear of all Encumbrances, in compliance in all respects with all Legal Requirements and all requirements set forth in any applicable Organizational Documents or Contractual Obligation to which Buyer is a party or is otherwise bound, or pursuant to any subscriptions, options, warrants, equity securities, calls, rights (including preemptive rights) commitments or any similar rights, and are or, upon issuance will be, fully paid and nonassessable.

(b) The authorized and outstanding Equity Interests of Merger Sub is 100 shares of common stock. Buyer owns all of the outstanding Equity Interest of Merger Sub, free and clear of all Encumbrances. There are no (i) Equity Interests of Merger Sub reserved for issuance upon the exercise of outstanding options, warrants, convertible notes, debentures, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or other convertible or exchangeable securities, (ii) subscriptions, options, warrants, equity securities, calls, rights (including preemptive rights), commitments or agreements of any character to which Merger Sub is a party or by which it is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or make any payment (including any dividend or distribution) in respect of, any Equity Interest, or obliging Merger Sub to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement, (iii) no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan, or other agreement or understanding to which Merger Sub is a party or by which Merger Sub is bound with respect to any Equity Interest of Merger Sub, and (iv) no outstanding Equity Interests or convertible or exchangeable securities of Merger Sub are unvested or subject to a repurchase option, risk of forfeiture, or other similar condition under any applicable agreement with Merger Sub.

Section 4.6. Buyer Subsidiaries. Other than Merger Sub, Buyer has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Merger Sub has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any Equity Interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.

Section 4.7. Litigation. There is no pending or, to the Buyer’s Knowledge, threatened, Action to which Buyer or Merger Sub is a party (either as plaintiff or defendant) or to which its or their assets are subject which is reasonably expected to be materially adverse to the operations of Buyer. No Governmental Order has been issued that is applicable specifically to Buyer, Merger Sub, or its or their material assets. To the Buyer’s Knowledge, no allegations of sexual harassment have been made against any officer or director of Buyer or Merger Sub.

Section 4.8. Buyer Material Contracts; No Defaults.

(a) Section 4.8 of the Buyer Disclosure Schedule sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Buyer is a party (the “Buyer Material Contracts”), other than any such Buyer Material Contract that is listed as an exhibit to Buyer’s annual report on Form 10-K for the year ended December 31, 2018.

(b) Except for any Buyer Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, the Buyer Material Contracts are in full force and effect and represent the legal, valid, binding, and enforceable obligations of the Buyer thereto and, to the knowledge of the Buyer, represent the legal, valid, binding, and enforceable obligations of the other parties thereto.

Section 4.9. Buyer SEC Reports and Financial Statements.

(a) The Buyer has timely filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Exchange Act or the Securities Act since Buyer’s incorporation to the date hereof (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Buyer SEC Reports”) and will have filed registration statements, reports, schedules, forms, statements and other documents required to be filed subsequent to the date hereof through the Closing Date (collectively, including all exhibits thereto, the “Additional Buyer SEC Reports”). All Buyer SEC Reports, Additional Buyer SEC Reports, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the initial public offering of Buyer) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. The Buyer has heretofore furnished to the Company and its outside counsel true and correct copies of all amendments and modifications that have not been filed by the Buyer with the SEC to all agreements, documents and other instruments that previously had been filed by the Buyer with the SEC and are currently in effect. The Buyer SEC Reports were, and the Additional Buyer SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. No Buyer SEC Reports contained, and no Additional Buyer SEC Reports will contain, in each case, as of their respective dates, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to Buyer or the Buyer SEC Reports. To the knowledge of Buyer, as of the date hereof, (i) none of the Buyer SEC Reports is the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Authority is conducting any investigation or review of any Buyer SEC Report. The Certifications are each true and correct. The Buyer maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of the Buyer has filed with the SEC on a timely basis all statements required with respect to Buyer by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.9(a), the term “file” shall be construed to include filing or furnishing on EDGAR.

(b) The audited financial statements of Buyer (“Buyer Audited Financial Statements”) and unaudited interim financial statements of Buyer (“Buyer Unaudited Financial Statements” and, together with the Buyer Audited Financial Statements, the “Buyer Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Buyer SEC Reports, or to be included in the Additional Buyer SEC Reports, (x) complied, or will comply, as to form in all material respects with, and in the case of Buyer Financial Statements filed following the date hereof will comply with, the published rules and regulations of the SEC with respect thereto, (y) were prepared, or will be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10 Q of the SEC) and Regulation S-X or Regulation S-K, as applicable, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable, and (z) fairly present, and in the case of Buyer Financial Statements filed following the date hereof, will fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes), in all material respects the financial position of Buyer and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. The Buyer has no off-balance sheet arrangements that are not disclosed in the Buyer SEC Reports. No financial statements other than those of the Buyer are required by GAAP to be included in the consolidated financial statements of the Buyer. Except as set forth in the Buyer Financial Statements, Buyer does not have any liabilities or obligations of the type required to be disclosed in its financial statements in accordance with GAAP, except liabilities and obligations (i) incurred since September 30, 2019 in the ordinary course of business, (ii) incurred since September 30, 2019 pursuant to or in connection with this Agreement or the Contemplated Transactions, (iii) disclosed in this Agreement (or its schedules) or (iv) which would not reasonably be expected to be material to the Buyer.

(c) The books of account, minute books and transfer ledgers and other similar books and records of Buyer have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) Except as otherwise noted in the Buyer Financial Statements, the accounts and notes receivable of Buyer reflected in the Buyer Financial Statements: (i) arose from bona fide sales transactions in the Ordinary Course of Business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies, (iii) are not subject to any valid set-off or counterclaim to which Buyer has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any Actions or proceedings brought by or on behalf of Buyer as of the date hereof.

Section 4.10. Absence of Certain Developments. Except as set forth in the Buyer SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, (a) there has not been any change, development, condition or event that has been materially adverse to Buyer; (b) the Buyer’s business and related operations have been conducted in all material respects in the Ordinary Course of Business (aside from steps taken in contemplation of the Contemplated Transactions); or (c) the Buyer has not taken any action that would have required the prior written consent of the Company under Section 5.1(b) if such action had been taken on or after the date hereof and prior to the Closing.

Section 4.11. Employees; Employee Benefit Plans.

(a) Other than as described in the Buyer SEC Reports, the Buyer and Merger Sub have never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by the Buyer’s officers and directors in connection with activities on the Buyer’s behalf in an aggregate amount not in excess of the amount of cash held by Buyer outside of the Trust Fund, neither the Buyer nor Merger Sub has any unsatisfied liability with respect to any employee, officer or director.

(b) Other than as contemplated by this Agreement, the Buyer and Merger Sub do not currently, and do not plan or have any commitment to, maintain, sponsor, contribute to or have any liability (contingent or otherwise) under any Employee Plans, including as a result of being treated as a single employer with any other Person under the Code or ERISA.

Section 4.12. Fairness Opinion. Buyer’s board of directors has received an opinion from a third party financial advisory firm to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Merger Consideration to be issued and paid by Buyer in the Merger pursuant to this Agreement is fair, from a financial point of view, to Buyer.

Section 4.13. Board Approval. The Buyer’s board of directors (including any required committee or subgroup of the board of directors of the Buyer) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Contemplated Transactions and approved this Agreement and the Contemplated Transactions, (ii) determined that the Contemplated Transactions are in the best interests of the Buyer’s stockholders, and (iii) determined that the fair market value of the Acquired Companies is equal to at least 80% of the balance in the Trust Fund (excluding taxes payable and deferred underwriting commissions). Other than the approval of the Buyer Stockholder Matters, no other corporate proceedings on the part of the Buyer are necessary to approve the consummation of the Contemplated Transactions.

Section 4.14. Trust Fund. As of September 30, 2019, the Buyer had approximately $152.5 million invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental Stock Transfer & Trust Company (the “Trust Fund”), pursuant to that certain Investment Management Trust Agreement by and between Buyer and Continental, dated as of July 6, 2018 (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Buyer and, to the Knowledge of the Buyer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the Knowledge of the Buyer, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. The Trust Fund shall be utilized in accordance with Section 7.10 hereof and the Trust Agreement.

Section 4.15. Business Activities. Since formation, Buyer and Merger Sub have not conducted any business activities other than activities in connection with its organization or directed toward the accomplishment of a business combination. Except as set forth in Organizational Documents, there is no Contractual Obligation or Governmental Order binding upon Buyer or Merger Sub, or to which Buyer or Merger Sub is a party, which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of Buyer or Merger Sub (including following the Closing).

Section 4.16. Title to Assets. Subject to the restrictions on use of the Trust Fund set forth in the Trust Agreement, each of Buyer and Merger Sub owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by the Buyer or Merger Sub, respectively, in the operation of its business and which are material to the Buyer or Merger Sub, free and clear of any Encumbrances (other than Permitted Encumbrances).

Section 4.17. Affiliate Transactions. Except as described in the Buyer SEC Reports, no Contractual Obligation between the Buyer or Merger Sub, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Buyer or Merger Sub (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contractual Obligation that is not material to the Buyer.

Section 4.18. Buyer Listing. The issued and outstanding Buyer Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “ALGR”. The issued and outstanding Buyer Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ALGRR”. The issued and outstanding Buyer Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ALGRW”. The issued and outstanding Buyer Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ALGRU.” There is no Action pending or, to the Knowledge of the Buyer, threatened in writing against the Buyer by Nasdaq or the SEC with respect to any intention by such entity to deregister the Buyer Common Stock or terminate the listing of the Buyer on Nasdaq. None of the Buyer or any of its Affiliates has taken any action in an attempt to terminate the registration of the Buyer Common Stock under the Exchange Act.

Section 4.19. Information Supplied. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders of the Buyer or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.20. No Brokers. Except for the Facilitation Fee payable to Cowen and Company, LLC or its assigns as set forth in Section 2.8 hereof, and as otherwise set forth in Section 4.20 of the Buyer Disclosure Schedule, Buyer does not have any liability of any kind to, and is not subject to any claim of, any broker, finder, or agent with respect to the Contemplated Transactions.

Section 4.21. Special Purpose Acquisition Company; Absence of Changes. Since the date of its formation, (a) except for any actions taken in connection with this Agreement, the Registration Rights Agreement and the Contemplated Transactions, the Buyer has conducted no business other than the public offering of its securities and the private offerings disclosed in the Buyer’s SEC Filings, public reporting and its search for an initial business combination (b) there has not been any Buyer Material Adverse Effect, and (c) neither the Buyer nor Merger Sub has taken any action that would have required the prior written consent of the Company under Section 6.1 hereof if such action had been taken after the date hereof and prior to the Closing.

Section 4.22. No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than as contemplated by this Agreement. As of Closing, Merger Sub will not have any assets, liabilities or obligations of any nature or any tax attributes other than (a) those set forth under its Organizational Documents (including its costs of formation), and (b) pursuant to this Agreement or the Contemplated Transactions.

Section 4.23. Investment Company Act; JOBS Act. The Buyer is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. The Buyer constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act.

Section 4.24. Anti-Corruption Matters. Buyer and Merger Sub have not, and to the Buyer’s Knowledge, no officer, director, manager, member of the board of directors, employee or agent of any of the foregoing has, (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to an act by any Governmental Authority, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment under any applicable Legal Requirement relating to anti-corruption, bribery, or similar matters. To the Buyer’s Knowledge, no Governmental Authority is investigating, examining, or reviewing the Buyer’s compliance with any applicable provisions of any Legal Requirement relating to anti-corruption, bribery, or similar matters.

Section 4.25. Tax Matters. As of the date of this Agreement it is the present intention, and as of the date of the Effective Time it will be the present intention, of the Buyer to continue, either through the Buyer or through a member of the Buyer’s “qualified group” (as defined in Treasury Regulations Section 1.368-1(d)(4)), at least one significant historic business line of the Acquired Companies, or to use at least a significant portion of the historic business assets of the Acquired Companies in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d). As of the date of this Agreement and the date of the Effective Time, neither the Buyer nor any “related person” (as defined in Treasury Regulations Section 1.368-1(e)(4)) to the Buyer has any plan or intention to redeem or reacquire, either directly or indirectly, any of the Buyer Common Stock issued to the Midco Equityholders in connection the Merger. As of the date of this Agreement and the Closing Date (as of immediately prior to the Effective Time), the Buyer owns directly and will own directly all of the outstanding stock and other equity interests in Merger Sub. Subject to the consummation of the Merger, as of immediately prior to the Second Merger, Midco will be a direct wholly-owned subsidiary of the Buyer. The Buyer does not have as of the date of this Agreement and will not have as of the date of the Effective Time any plan or intention to sell, transfer or otherwise dispose of the assets of the Acquired Companies acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code or described and permitted in Treasury Regulations Section 1.368-2(k) or in connection with the Second Merger.

ARTICLE V
COVENANTS OF THE ACQUIRED COMPANIES

Section 5.1. Operation of the Business by the Acquired Companies.

(a) Conduct of the Business Generally. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Company (on its behalf and on behalf of each Acquired Company) shall, except to the extent that Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 5.1 of the Company Disclosure Schedule or as contemplated by this Agreement (including in connection with the Contemplated Transactions), carry on the business of the Acquired Companies in the Ordinary Course of Business and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and employees and (iii) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

(b) Specific Prohibitions. Except as required or permitted by the terms of this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, or as required by applicable Legal Requirements, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall cause the Acquired Companies not to do any of the following:

(i) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(ii) Abandon, allow to lapse, transfer, sell, assign, or license to any Person or otherwise extend, amend or modify any material Intellectual Property Rights or enter into grants to transfer or license to any Person future patent rights, other than in the Ordinary Course of Business, provided that in no event shall the Acquired Companies license on an exclusive basis or sell, transfer, or otherwise dispose of or abandon any Intellectual Property Rights or material assets of the Acquired Companies;

(iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Equity Interest (other than any such dividend or distribution by an Acquired Company to the Company or another such Acquired Company), or split, combine or reclassify any Equity Interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Interest;

(iv) Other than pursuant to agreements entered into in connection with the Reorganization, purchase, redeem or otherwise acquire, directly or indirectly, any Equity Interest of an Acquired Company or Buyer;

(v) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Interest or any securities convertible into or exchangeable for Equity Interests, or subscriptions, rights, warrants or options to acquire any Equity Interests or any securities convertible into or exchangeable for Equity Interests, or enter into other agreements or commitments of any character obligating it to issue any such Equity Interests or convertible or exchangeable securities;

(vi) Amend its Organizational Documents;

(vii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the Ordinary Course of Business any assets which are material, individually or in the aggregate, to the business of the Company, taken as a whole, or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict an Acquired Company’s ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged, or consolidated entity be included in the Proxy Statement;

(viii) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales in the Ordinary Course of Business, and (B) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of the Acquired Companies;

(ix) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than Affiliates in the Ordinary Course of Business), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of an Acquired Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(x) Increase any benefits under any Employee Plan, grant any severance or termination pay, pay any special bonus or special remuneration, or increase the Compensation payable or paid, whether conditionally or otherwise, to any employee, officer, director or consultant of any of the Acquired Companies or enter into or adopt any new severance plan, or amend, modify, or alter in any material respect any Employee Plan (in each case, other than (A)  in the Ordinary Course of Business or (B) required by Legal Requirements or required pursuant to the terms of an existing Employee Plan, an existing employment, consulting, change of control, severance or similar agreement, or any transaction bonus agreement with any current or former director, officer, employee or consultant);

(xi) Enter into any employment contract or collective bargaining agreement (other than in the Ordinary Course of Business consistent with past practice);

(xii) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation for an amount greater than $500,000 (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations in the Ordinary Course of Business consistent with past practices or in accordance with their terms, or recognized or disclosed in the Financials, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the Ordinary Course of Business consistent with past practices) or to which Buyer is a party or a beneficiary, as applicable;

(xiii) Except in the Ordinary Course of Business consistent with past practices, modify in any material respect or terminate (other than in accordance with its terms) any Disclosed Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(xiv) Except as required by Legal Requirements or GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(xv) Except in the Ordinary Course of Business consistent with past practices, incur or enter into any Contractual Obligation requiring an Acquired Company to pay in excess of $1,000,000 in any 12 month period;

(xvi) Revoke, amend, or rescind any material Tax elections, enter into or amend any material agreement or settlement or compromise with any Taxing Authority, execute any waiver of restrictions on assessment or collection of any material amount of Tax, or change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner materially inconsistent with past practice, except as required by Legal Requirements;

(xvii) Form or establish any Subsidiary except in the Ordinary Course of Business consistent with prior practice or as contemplated by this Agreement;

(xviii) Make capital expenditures in excess of previously budgeted amounts;

(xix) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than (A) the payment of salary and benefits and the advancement of expenses in the Ordinary Course of Business consistent with prior practice, (B) the payment of a management and other fees as provided in the Management Services Agreement, dated October 16, 2019, by and between TriArtisan Capital Advisors LLC and TGI Friday’s Inc., or (C) such distributions or advancements by an Acquired Company to the Company or another Acquired Company;

(xx) other than in the Ordinary Course of Business, which, for the avoidance of doubt, shall include the closing in management’s discretion of underperforming stores, (A) open any facility or enter into any material new line of business that is materially different from the Business or (B) close any facility or discontinue any material line of business or any material business operations; or

(xxi) Agree in writing or otherwise agree or commit to take any of the actions described in Section 5.1(b)(i) through (xx) above.

Section 5.2. Confidentiality; Access to Premises and Information.

(a) Confidentiality. The Company and the Acquired Companies agree that they shall be bound by that certain Non-Disclosure Agreement, dated as of September 3, 2019 (the “Confidentiality Agreement”), by and between the Buyer and TriArtisan Capital Advisors LLC, with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 10.2 hereof, for a period of one (1) year.

(b) Access to Information. Subject to the Confidentiality Agreement, from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with Article X, the Company will permit the Buyer to have reasonable access (at reasonable times and upon reasonable notice and subject to any restrictions contained in confidentiality agreements to which any of the Acquired Companies is subject) to Representatives of the Acquired Companies and to premises, properties, books, records (including Tax records) and contracts of the Acquired Companies, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements.

Section 5.3. Exclusivity. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article X, the Company will not (and will not cause or permit the Acquired Companies or their respective Affiliates or Representatives to) solicit, initiate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to, any merger, sale of ownership interests or material assets of an Acquired Company, or a recapitalization, share exchange, or similar transaction with respect to an Acquired Company (collectively, a “Company Business Combination”). In addition, the Company will, and will cause each of its Subsidiaries and their respective Representatives to, promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Business Combination. The Company will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify Buyer if any Acquired Company, or, to the Company’s Knowledge, any of its or their Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement, and will provide Buyer with a copy of such inquiry, proposal, offer or submission.

Section 5.4. Certain Financial Information. Within twenty-five (25) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to the Buyer unaudited consolidated financial statements for such month.

Section 5.5. Access to Financial Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will, and will use commercially reasonable efforts to cause its auditors (subject to any required access agreement or arrangement) to (a) continue to provide the Buyer and its Representatives reasonable access to all of the financial information used in the preparation of Financials and the financial information furnished pursuant to Section 5.4 hereof and (b) reasonably cooperate with any reviews performed by the Buyer or its Representatives of any such Financials or such information.

Section 5.6. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Company and each of the Acquired Companies agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Contemplated Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII or Article IX, as applicable, to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Action, (c) the obtaining of all consents, approvals or waivers from third parties (it being understood that nothing herein shall require the Parties or any of their respective Affiliates to incur any liability or material expense in connection with obtaining any consent, approval or waiver), (d) the defending of any Action challenging this Agreement or the consummation of the Contemplated Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed (provided, however, that, for the avoidance of doubt, nothing in this Section 5.6 shall require that the Company or any Acquired Company file any lawsuit) and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Contemplated Transactions. In connection with and without limiting the foregoing, Buyer and Merger Sub, on the one hand, and the Company, on the other hand, shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the Contemplated Transactions, use its commercially reasonable efforts to enable the Merger and the other Contemplated Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require the Company to agree to any divestiture by itself or any of its Affiliates of Equity Interests or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, and Equity Interests, or the incurrence of any liability or expense. Further, nothing herein shall require the Parties or any of their respective Affiliates to incur any liability or material expense in connection with obtaining any consent, approval or waiver.

Section 5.7. Lock-Up Agreements. The Company shall use commercially reasonable efforts to cause each Midco Equityholder to agree not to transfer, subject to certain exceptions, any Merger Shares received by such Midco Equityholder as a portion of its respective Per Share Merger Consideration pursuant to Section 2.3(f), until the earlier to occur of (a) December 15, 2020, (b) subsequent to the Closing Date, the date on which Buyer completes a liquidation, merger, stock exchange or other similar transaction that results in all holders of Buyer Common Stock having the right to exchange their shares of Buyer Common Stock for cash, securities or other property, and (c) the date on which the closing price of a share of Buyer Common Stock on Nasdaq equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period commencing at least 150 days following the Closing Date. The foregoing agreement will be set forth in the Letters of Transmittal. The book entry positions or certificates evidencing Merger Shares issued hereunder shall each include disclosure or bear a legend evidencing the fact that such shares are subject to such lock-up restrictions.

ARTICLE VI
COVENANTS OF THE BUYER AND MERGER SUB

Section 6.1. Operation of the Business by the Buyer and Merger Sub.

(a) Conduct of the Business Generally. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, the Buyer and Merger Sub shall, except to the extent that the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 6.1 of the Buyer Disclosure Schedule or as contemplated by this Agreement (including in connection with the Contemplated Transactions), carry on its business in the Ordinary Course of Business and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and employees and (iii) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

(b) Specific Prohibitions. Except as required or permitted by the terms of this Agreement or as set forth in Section 6.1 of the Buyer Disclosure Schedule, without the prior written consent of the Company and Midco (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Buyer and Merger Sub shall not do any of the following:

(i) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(ii) Abandon, allow to lapse, transfer, sell, assign, or license to any Person or otherwise extend, amend or modify any material Intellectual Property Rights or enter into grants to transfer or license to any Person future patent rights, other than in the Ordinary Course of Business;

(iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Equity Interest, or split, combine or reclassify any Equity Interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Equity Interest;

(iv) Purchase, redeem or otherwise acquire, directly or indirectly, any Equity Interest of a Buyer Subsidiary;

(v) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any Equity Interest or any securities convertible into or exchangeable for Equity Interests, or subscriptions, rights, warrants or options to acquire any Equity Interests or any securities convertible into or exchangeable for Equity Interests, or enter into other agreements or commitments of any character obligating it to issue any such Equity Interests or convertible or exchangeable securities;

(vi) Amend its Organizational Documents;

(vii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association, or other business organization or division thereof, or otherwise acquire or agree to acquire outside the Ordinary Course of Business any assets which are material, individually or in the aggregate, to the business of Buyer or enter into any joint ventures, strategic partnerships or alliances, or other arrangements that provide for exclusivity of territory or otherwise restrict the Buyer’s ability to compete or to offer or sell any products or services to other Persons. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged, or consolidated entity be included in the Proxy Statement;

(viii) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales in the Ordinary Course of Business, and (B) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of the Buyer;

(ix) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than Affiliates in the Ordinary Course of Business), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Buyer, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(x) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation for an amount greater than $100,000 (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction of any claims, liabilities, or obligations in the Ordinary Course of Business consistent with past practices or in accordance with their terms, or recognized or disclosed in the Buyer SEC Reports, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any material manner, terminate, release any Person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Buyer is a party or a beneficiary;

(xi) Except as required by Legal Requirements or GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(xii) Except in the Ordinary Course of Business consistent with past practices, incur or enter into any Contractual Obligation requiring the Buyer to pay in excess of $1,000,000 in any 12 month period;

(xiii) Make, revoke, amend, or rescind any Tax elections, enter into or amend any agreement or settlement or compromise with any Taxing Authority, execute any waiver of restrictions on assessment or collection of any Tax, or change any method of accounting for Tax purposes or prepare or file any Tax Return in a manner materially inconsistent with past practice, except as required by Legal Requirements;

(xiv) Form or establish any Subsidiary except in the Ordinary Course of Business consistent with prior practice or as contemplated by this Agreement;

(xv) Make capital expenditures in excess of previously budgeted amounts;

(xvi) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than (A) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice or (B) loans from Affiliates for working capital purposes made in strict compliance with the provisions of Section 7.13; or

(c) Agree in writing or otherwise agree or commit to take any of the actions described in Section 6.1(b)(i) through Section 6.1(b)(xvi) above.

Section 6.2. Confidentiality; Access to Premises and Information.

(a) Confidentiality. The Buyer agrees that it shall be bound by the Confidentiality Agreement, with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, with all references therein to the Buyer entity deemed to refer to Merger Sub in addition to the Buyer, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 10.2 hereof, for a period of one (1) year.

(b) Access to Information. Subject to the Confidentiality Agreement, from the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with Article X, the Buyer will afford the Company, the Acquired Companies and their Representatives to have reasonable access (at reasonable times and upon reasonable notice) to Representatives of the Buyer and to premises, properties, books, records (including Tax records) and contracts of the Buyer, except, in each case, for privileged attorney-client communications or attorney work product, and information or materials required to be kept confidential by applicable Legal Requirements.

Section 6.3. Exclusivity. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article X, the Buyer and Merger Sub will not (and will not cause or permit its Affiliates or Representatives to) solicit, initiate, facilitate, enter into, or continue discussions, negotiations, or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to any Person relating to, or enter into or consummate any transaction relating to, any merger, sale of ownership interests or material assets of any Person (other than the Acquired Companies), or a recapitalization, share exchange, or similar transaction with respect to any Person (other than the Acquired Companies) (collectively, a “Third Party Business Combination”). In addition, each of Buyer and Merger Sub will, and will cause its Representatives to, promptly cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Third Party Business Combination. The Buyer will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) notify the Company if it, Merger Sub, or any of its or their Representatives receives any inquiry, proposal, offer or submission with respect to a Third Party Business Combination (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement.

Section 6.4. Access to Records After Closing. For a period of three years after the Closing Date, the Buyer will cause the Acquired Companies to provide the Company Representative with reasonable access to all of the books and records of the Acquired Companies to the extent that such access may reasonably be required by such parties in connection with matters relating to or affected by the operations of the Acquired Companies prior to the Closing Date. Such access will be afforded by the Acquired Companies upon receipt of reasonable advance notice and during normal business hours. If the Acquired Companies will desire to dispose of any such books and records prior to the expiration of such three-year period, the Acquired Companies will, prior to such disposition, notify the Company Representative and give the Company Representative a reasonable opportunity to segregate and remove such books and records as such parties may select.

Section 6.5. Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article IX to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Action, (c) the obtaining of all consents, approvals or waivers from third parties (it being understood that nothing herein shall require the Parties or any of their respective Affiliates to incur any liability or material expense in connection with obtaining any consent, approval or waiver), (d) the defending of any Action challenging this Agreement or the consummation of the Contemplated Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Contemplated Transactions. In connection with and without limiting the foregoing, Buyer and Merger Sub shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the Contemplated Transactions, use its commercially reasonable efforts to enable the Merger and the other Contemplated Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Buyer or Merger Sub to agree to any divestiture by itself or any of its Affiliates of Equity Interests or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties, and Equity Interests, or the incurrence of any liability or expense.

ARTICLE VII
ADDITIONAL JOINT COVENANTS

Section 7.1. Proxy Statement; Special Meeting.

(a) As soon as is reasonably practicable after receipt by the Buyer from the Company and the Acquired Companies of all financial and other information relating to the Company and the Acquired Companies as the Buyer may reasonably request for its preparation, the Buyer shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a proxy statement (“Proxy Statement”) to be used for the purpose of soliciting proxies from holders of Buyer Common Stock to vote in favor of (i) the adoption of this Agreement and the approval of the Contemplated Transactions, (ii)  the election of eight members of the Buyer’s board of directors, two of whom will be nominated by the Buyer and six of whom will be nominated by the Company, and (iii) the approval and adoption of the Certificate of Second Amendment of the Amended and Restated Certificate of Incorporation, the Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Buyer, in the forms attached hereto as Exhibit A, Exhibit B and Exhibit C, respectively, or in such other form as may be agreed between the Buyer and the Company (the matters set forth in clauses (i) through (iii) being referred to herein as the “Buyer Stockholder Matters”), (iv) the adoption of an omnibus equity incentive plan to be provided by the Company after the date hereof and approved by the Buyer (which approval will not be unreasonably withheld, conditioned or delayed) (the “New Plan”), (v) adjournment of the Special Meeting (as defined below), if necessary to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals in clauses (i) through (iv) or any proposals included in the Proxy Statement pursuant to clause (vi) or, subject to the Company’s consent not to be unreasonably withheld, conditioned, or delayed, to continue to attempt to satisfy all Closing conditions, and (vi) such other matters as mutually agreed upon by the Parties, at a meeting of holders of Buyer Common Stock to be called and held for such purpose (the “Special Meeting”). The New Plan shall provide that an aggregate number of shares of Buyer Common Stock equal to 5 percent (5%) of the shares of Buyer Common Stock outstanding upon consummation of the Closing shall be reserved for issuance pursuant to the New Plan. The Company and the Acquired Companies shall furnish to the Buyer all information concerning the Company and the Acquired Companies as the Buyer may reasonably request in connection with the preparation of the Proxy Statement. The Company and its counsel shall be given a reasonable opportunity to review, comment on and approve in writing the preliminary Proxy Statement prior to its filing with the SEC and any other amendments, supplements or documents filed with the SEC and the Buyer shall not file any documents with the SEC without the prior written consent of the Company and Midco, such consent not to be unreasonably withheld, conditioned or delayed. The Buyer shall consider the comments of the Company in good faith. The Buyer, with the assistance and written approval of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use commercially reasonable efforts to cause the Proxy Statement to be approved by the SEC as promptly as practicable. The Buyer shall also take any and all actions required to satisfy the requirements of the Exchange Act. Each of the Buyer, the Company and the Acquired Companies shall make themselves available as reasonably requested to by the other party for meetings with existing or prospective investors in order to obtain approval of the Buyer Stockholder Matters. The Buyer will advise the Company, promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) any request by the SEC for amendment of the Proxy Statement; (F) any comments from the SEC relating to the Proxy Statement and responses thereto; (G) any communication with the Staff of the SEC and (H) requests by the SEC for additional information.

(b) As soon as practicable following the lapse of the applicable waiting period with respect thereto under applicable Legal Requirements or receipt of oral or written notification of the completion of the review by the SEC, the Buyer shall distribute the Proxy Statement to the holders of Buyer Common Stock and, pursuant thereto, shall call the Special Meeting for the earliest Business Day that is permissible in accordance with the DGCL (or such later date as agreed to in writing by the Parties) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Contemplated Transactions and the other matters presented for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 7.1(a).

(c) The Buyer shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, the Buyer shall ensure that the Proxy Statement does not, as of the date on which it is first distributed to holders of Buyer Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Buyer shall not be responsible for the accuracy or completeness of any information relating to the Company or the Acquired Companies furnished by the Company or an Acquired Company specifically for inclusion in the Proxy Statement). If, at any time prior to the Closing, the Company discovers any information, event or circumstance relating to the Acquired Companies, their Business or any of their Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Company shall promptly inform the Buyer of such information, event or circumstance and the Buyer shall promptly file an amendment or supplement to the Proxy Statement containing such information (after providing the Company with a reasonable opportunity to comment and obtaining the prior written consent of the Company).

(d) The Buyer, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Buyer Common Stock vote in favor of the adoption of this Agreement, the approval of the Contemplated Transactions and each of the items set for in (i) through (vi) of Section 7.1(a), and shall otherwise use reasonable best efforts to obtain the approval of the Buyer Stockholder Matters. Neither the Buyer’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company or the Acquired Companies), or propose to withdraw (or modify in a manner adverse to the Company or the Acquired Companies), the Buyer’s board of director’s recommendation that the holders of Buyer Common Stock vote in favor of the adoption of this Agreement and the approval of the Contemplated Transactions.

(e) The Parties shall take all necessary action so that the persons listed on Schedule 2.6 are elected and appointed to the positions of officers and directors of the Buyer and the Acquired Companies as indicated, including appointments to committees of the board of directors of the Buyer as set forth therein, to serve in such positions effective upon the Closing. If any Person listed on Schedule 2.6 is unable to serve, the Party appointing such Person shall designate a successor.

(f) Notwithstanding the foregoing provisions of this Section 7.1, Buyer shall have the right to postpone or adjourn the Special Meeting to, and only to, (i) solicit additional proxies for the purpose of obtaining requisite approval of the Buyer Stockholder Matters or, subject to the Company’s consent, not to be unreasonably withheld, conditioned, or delayed, to continue to attempt to satisfy all Closing conditions, (ii) for the absence of a quorum or (iii) to allow for reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Buyer has determined in good faith after consultation with outside legal counsel is required under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by holders of Buyer Common Stock prior to the Special Meeting; provided, that the Special Meeting (x) may not be postponed or adjourned to a date that is more than 15 days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable Legal Requirements) and (y) is held no later than three (3) Business Days prior to March 31, 2020.

Section 7.2. HSR Act. If required pursuant to the HSR Act, as promptly as practicable, the Buyer and the Company (i) shall each prepare and file the notification required of it thereunder in connection with the Contemplated Transactions, (ii) shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities and (iii) shall each request early termination of any waiting period under the HSR Act. The Buyer and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the Contemplated Transactions and permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party to any Governmental Authority concerning the Contemplated Transactions, (b) give the other prompt notice of the commencement of any Action by or before any Governmental Authority with respect to such transactions and (c) keep the other reasonably informed as to the status of any such Action. Each Party agrees to provide, to the extent permitted by the applicable Governmental Authority, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Contemplated Transactions; provided, neither Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other Party. Filing fees with respect to the notifications required under the HSR Act shall be shared equally by the Buyer and the Company.

Section 7.3. Public Announcements.

(a) As promptly as practicable after execution of this Agreement, the Buyer will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), the form and substance of which shall be approved in writing in advance by the Company.

(b) Promptly after the execution of this Agreement, the Buyer and the Company will issue a mutually-agreed joint press release announcing the execution of this Agreement (“Signing Press Release”).

(c) At least ten (10) Business Days prior to Closing, the Buyer shall deliver to the Company a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Acquired Companies and their accountant, and such other information that may be required to be disclosed with respect to the Contemplated Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company prior to submission to the SEC. Prior to Closing, the Buyer and the Company shall prepare a mutually-agreed joint press release announcing the consummation of the transactions hereunder (“Closing Press Release”). Concurrently with the Closing, the Buyer shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, the Buyer shall file the Closing Form 8-K with the SEC.

(d) Except as otherwise provided herein (including with respect to the Signing Form 8-K, the Closing Form 8-K, the Signing Press Release and the Closing Press Release) or as required by applicable Legal Requirements, none of the Parties shall make any disclosure or permit any of their respective Affiliates to make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by the Buyer, the Company and, after the Closing, the Company Representative in writing, which approval shall not be unreasonably conditioned, withheld or delayed. No Company Equityholder shall, and each Company Equityholder shall cause each of its Affiliates not to, at any time, divulge, disclose or communicate to others in any manner whatsoever, information or statements which disparage or are intended to disparage the Buyer, the Company, the Acquired Companies or any of their respective Affiliates or their respective business reputations; provided, however, that (i) any such Party may disclose such terms to its accountants and advisors who have a “need-to-know” solely for the purpose of providing services related to the Contemplated Transactions to such party, and (ii) any institutional Company Equityholder may disclose any information relating to the Contemplated Transactions to any investor or limited partner of such institutional Company Equityholder to the extent such disclosure is made in the ordinary course of such institutional Company Equityholder’s reporting or review procedure or in connection with such institutional Company Equityholder’s ordinary course fundraising, marketing, information or reporting activities.

Section 7.4. Required Information.

(a) In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Extension Proxy Statement, the Proxy Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice, or application (other than pursuant to the HSR Act, for which Section 7.2 applies) made by or on behalf of Buyer and/or an Acquired Company to any Governmental Authority in connection with Contemplated Transactions (each, a “Reviewable Document”), and for such other reasonable purposes, each of the Buyer and the Company shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors or managers, as applicable, officers, stockholders and members (including the directors of Buyer to be elected effective as of the Closing as contemplated by Section 7.1(e) hereof) and such other matters as may be reasonably necessary or advisable in connection with the Contemplated Transactions.

(b) At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document, the non-disclosing Party shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c) Any language included in a Reviewable Document may, following its filing, issuance or other submission or disclosure, thereafter be used by the other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Contemplated Transactions without further review or consent of the reviewing Party, subject to applicable confidentiality obligations of the disclosing Party.

(d) Prior to the Closing Date (i) Buyer and the Company shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) the Buyer and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC with respect to any of the foregoing filings. The Buyer and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the SEC. All correspondence and communications to the SEC made by the Buyer or the Company with respect to the Contemplated Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 7.4.

Section 7.5. No Buyer Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of the Buyer prior to the time of the making of a public announcement regarding this Agreement, the Merger and the Second Merger. Prior to such public announcement, the Company shall send a customary notice to its and TGI Friday’s, Inc.’s officers and directors, informing them of their confidentiality obligations relative to the Contemplated Transactions and applicable securities law requirements.

Section 7.6. No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company, on behalf of itself and each Acquired Company, acknowledges that it has read Buyer’s Final Prospectus and understands that the Buyer has established the Trust Fund and that the Buyer may disburse monies from the Trust Fund only in certain limited situations described in the Final Prospectus. The Company further acknowledges that, if the Contemplated Transactions, or, upon termination of this Agreement, another business combination, are not consummated by the time period set forth in the Buyer’s Organizational Documents, the Buyer will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company, for itself and its members, equityholders, managers, managing members, directors, officers, employees, Representatives, Subsidiaries, and Affiliates, hereby waives all right, title, interest or claim of any kind against the Buyer to collect from the Trust Fund any monies that may be owed to it by the Buyer for any reason whatsoever, including but not limited to a breach of this Agreement by the Buyer or any negotiations, agreements or understandings with the Buyer (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever; provided, that: (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against the Buyer pursuant to this Agreement for legal relief against monies or other assets of the Buyer held outside the Trust Fund or for specific performance or other equitable relief in connection with the Contemplated Transactions and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future pursuant to this Agreement against the Buyer’s assets or funds that are not held in the Trust Fund. Furthermore, the Buyer shall not execute any definitive agreement related to such business combination that (i) has the purpose of preventing or prevents the Company from so filing or pursuing any such claim, or (ii) permits the Person that survives such combination not to assume the Buyer’s obligation for damages in connection with this Agreement and the Contemplated Transactions. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of the Company.

Section 7.7. Disclosure of Certain Matters. Each of the Buyer, Merger Sub, and the Company will provide the others with prompt written notice of any event, development or condition of which it obtains knowledge that (a) would cause such Party’s representations and warranties to become untrue or misleading or which would prevent it from consummating the Contemplated Transactions, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such Party any reason to believe that any of the conditions to the obligations of the other Party set forth in Article VIII or Article IX, as applicable, will not be satisfied, (d) is of a nature that is or may reasonably be expected to be materially adverse to the operations, prospects, or condition (financial or otherwise) of the Acquired Companies, Buyer, or Midco or (e) would require any amendment or supplement to the Proxy Statement. The obligations of the Parties to provide such written notice shall terminate on the Closing Date, immediately prior to the Closing. The Parties shall have the obligation to supplement or amend the Buyer Disclosure Schedule or Company Disclosure Schedule, respectively, being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such schedules. The obligations of the Parties to amend or supplement the Buyer Disclosure Schedule or Company Disclosure Schedule, respectively, shall terminate on the Closing Date, immediately prior to the Closing.

Section 7.8. Securities Listing. The Buyer shall use its best efforts to keep the Buyer Common Stock and Buyer Warrants listed for trading on Nasdaq from the date hereof and through the Closing. After the Closing, the Buyer and the Acquired Companies shall use commercially reasonable efforts to continue the listing for trading of the Buyer Common Stock and Buyer Warrants on Nasdaq.

Section 7.9. Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of the Company or the Acquired Companies under Legal Requirement or as provided in the Organizational Documents of the Company or the Acquired Companies or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, at the sole expense of the Buyer, Buyer shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Buyer and the Acquired Companies, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If the Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Buyer assume the obligations set forth in this Section 7.9.

(d) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Buyer, the Company or an Acquired Company for all periods ending on or before the Closing Date and may not be changed without the consent of a majority of those Persons serving on the Buyer’s board of directors after the Closing Date who served on the Buyer’s board of directors or the Company or an Acquired Company’s board of directors, as applicable, immediately prior to the Closing Date.

Section 7.10. Trust Fund Disbursement. Upon satisfaction or waiver of the conditions set forth in Article VIII and Article IX and provision of notice to Continental Stock Transfer & Trust Company (“Continental”) (which notice the Buyer shall provide in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, the Buyer (i) shall cause the documents, opinions, and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the trust termination letter and (ii) shall use its reasonable best efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Fund as directed in the trust termination letter, including all amounts payable to (A) to stockholders who elect to have their shares of Buyer Common Stock converted to cash in accordance with the provisions of Buyer’s Organizational Documents (“Converting Stockholders”), (B) for income tax or other tax obligations of Buyer prior to Closing, (C) as repayment of loans included on Buyer’s balance sheet as of the Closing and permitted under this Agreement and reimbursement of expenses listed in the Buyer Disclosure Schedule to directors, officers and stockholders of the Buyer, (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to Buyer in connection with its operations and efforts to effect the Contemplated Transactions, and (E) as payment of the Cash Consideration hereunder, and (b) thereafter, the Trust Fund shall terminate, except as otherwise provided in the Trust Agreement, and the balance of the assets in the Trust Fund, if any, shall be disbursed to the Buyer. All liabilities and obligations of the Buyer due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable as set forth herein.

Section 7.11. Expenses. Except as otherwise provided herein, each Party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement and the Registration Rights Agreement, the compliance herewith and therewith and the Contemplated Transactions.

Section 7.12. Attorney-Client Privilege.

(a) Effective as of the Closing, any privilege attaching as a result of Ropes & Gray LLP or other counsel from time to time retained by the Company Equityholders, the Company or the Acquired Companies prior to the Closing (collectively, “Prior Company Counsel”) in connection with this Agreement, the Registration Rights Agreement, the Contemplated Transactions or the negotiation, performance or execution of any of the foregoing will be owned and controlled by the Company Equityholders and the Midco Equityholders and not the Company or the Acquired Companies. In addition, each of the Buyer, Merger Sub, the Company and Midco waives, and agrees to cause each of its controlled Affiliates to waive, any conflicts that may arise in connection with, and consents to and agrees to cause each of its controlled Affiliates to consent to, (i) Prior Company Counsel representing the Company Equityholders and the Midco Equityholders after the Closing and (ii) the communication by Prior Company Counsel to the Company Equityholders and the Midco Equityholders in any such representation of any fact known to Prior Company Counsel, including, in the case of sub-clause (i) and sub-clause (ii), in connection with any negotiation, arbitration, mediation, litigation or other proceeding in any way related to a dispute with the Buyer, the Company, any of the Acquired Companies or any of their respective controlled Affiliates following the Closing, and the disclosure of any fact in connection with any process undertaken for the resolution of such dispute. Each of the Buyer, Merger Sub, the Company and Midco acknowledges that it and its controlled Affiliates have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 7.12(a) is for the benefit of the Company Equityholders, the Midco Equityholders, and Prior Company Counsel, and Prior Company Counsel is an intended third-party beneficiary of this Section 7.12(a). This Section 7.12(a) will be irrevocable, and no term of this Section 7.12(a) may be amended, waived or modified, without the prior written consent of the Company Equityholders, the Midco Equityholders, and Prior Company Counsel.

(b) Effective as of the Closing, any privilege attaching as a result of Graubard Miller or other counsel from time to time retained by the Buyer prior to the Closing (collectively, “Prior Buyer Counsel”) in connection with this Agreement, the Registration Rights Agreement, the Contemplated Transactions or the negotiation, performance or execution of any of the foregoing will be owned and controlled by the Buyer. In addition, each of the Buyer, Merger Sub, the Company and Midco waives, and agrees to cause each of its controlled Affiliates, any conflicts that may arise in connection with, and consents to and agrees to cause each of its controlled Affiliates to consent to, (i) Prior Buyer Counsel representing the Buyer after the Closing and (ii) the communication by Prior Buyer Counsel to the Buyer in any such representation of any fact known to Prior Buyer Counsel, including, in the case of sub-clause (i) and sub-clause (ii), in connection with any negotiation, arbitration, mediation, litigation or other proceeding in any way related to a dispute with the Company, any of the Acquired Companies or any of their respective controlled Affiliates following the Closing, and the disclosure of any fact in connection with any process undertaken for the resolution of such dispute. Each of the Buyer, Merger Sub, the Company and Midco acknowledges that it, its controlled Affiliates, and the Acquired Companies have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Buyer Counsel. This Section 7.12(b) is for the benefit of the Buyer and Prior Buyer Counsel, and Prior Buyer Counsel is an intended third-party beneficiary of this Section 7.12(b). This Section 7.12(b) will be irrevocable, and no term of this Section 7.12(b) may be amended, waived or modified, without the prior written consent of the Buyer and Prior Buyer Counsel.

(c) The covenants, consents, and waivers contained in this Section 7.12 shall not be deemed exclusive of any other rights to which the Prior Company Counsel or Prior Buyer Counsel are entitled, whether pursuant to law, contract, or otherwise.

Section 7.13. Certain Buyer Borrowings. Through the Closing, the Buyer shall be allowed to borrow funds from its directors, officers, and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only (a) as reasonably required by the operation of the Buyer in due course on a non-interest bearing, penalty-free and premium-free basis and otherwise on arm’s length terms and conditions and repayable at Closing (or convertible into securities of the Buyer in accordance with the terms of the promissory notes issued to evidence the borrowing, which terms have been set forth in the Final Prospectus) and (b) to the extent that such loan would not reasonably be expected to cause a failure of the Minimum Cash Closing Condition. The Buyer will provide the Company with at least five (5) Business Days’ advance written notice of any such loan, and copies of any such loans shall be provided to the Company within three (3) Business Days of such loan being made, and in any event not less than three (3) Business Days prior to the Closing.

Section 7.14. Registration Rights Agreement. At or prior to the Closing, the Buyer shall execute and deliver the Registration Rights Agreement substantially in the form attached hereto as Exhibit D, pursuant to which, among other things, the Buyer will agree, on the terms and conditions set forth therein, to register for resale under the Securities Act the Merger Shares and the Contingent Shares, if any, issued or issuable pursuant to this Agreement.

Section 7.15. Certain Tax Matters.

(a) The Buyer will be responsible for the Transfer Taxes incurred in connection with the Contemplated Transactions. Each of the Parties hereto will fully cooperate with the other Party with respect to the preparation and filing of any Tax Returns and other filings relating to any such Transfer Taxes as may be required.

(b) Neither the Buyer nor its Affiliates will make, or permit to be made, any election under Section 338 or 336(e) of the Code or any similar provision of state, local, or non-U.S. Tax law with respect to the Contemplated Transactions.

(c) The Buyer will promptly furnish to the Company Representative such information as the Company Representative may reasonably request with respect to Tax matters during the Pre-Closing Period relating to the Company or the Acquired Companies, including by providing access to relevant books and records and making employees of the Buyer and the Acquired Companies available to provide additional information and explanation of any materials provided hereunder.

(d) Prior to the Closing, Midco will deliver to the Buyer a certificate certifying that Midco is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified under Section 897(c)(1)(a) of the Code.

(e) For federal income tax purposes, the Merger and the Second Merger are intended to constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and this Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). After the date of this Agreement (including, without limitation, after the Effective Time), subject to the other terms and conditions of this Agreement, each Party hereto shall cooperate and take any action that is required to cause the Merger and the Second Merger to qualify, and will not take any actions or cause any actions to be taken that could reasonably be expected to prevent the Merger or the Second Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Each of the Parties shall report the Merger and the Second Merger as a reorganization within the meaning of Section 368(a) of the Code (and the Buyer shall cause Merger Sub (and following the Merger, Midco) to be a direct subsidiary of the Buyer until the effective time of the Second Merger), unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. If any position regarding such intended tax treatment (or the intended tax treatment of the issuance of the Contingent Shares) is disputed in writing by any Taxing Authority, the Party receiving notice of such dispute shall promptly notify and consult with the other Parties concerning the resolution of such dispute, and the Company Representative shall have the right, at its election, to control the defense of any audit, contest or similar proceeding (a “Contest”) (or portion thereof) relating to such dispute; provided, that the Buyer shall have the right to participate in such Contest at its own expense, and the Company Representative shall not settle, compromise and/or concede any such Contest (or portion thereof) without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. In the event that the Company Representative does not elect to control the defense of any such Contest, the Buyer shall control the defense of such Contest in good faith; provided, that the Company Representative shall have the right to participate in such Contest at its own expense, and the Buyer shall not settle, compromise and/or concede any such Contest (or portion thereof) without the prior written consent of the Company Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 7.16. Exclusivity of Representations. Notwithstanding anything to the contrary contained in this Agreement or otherwise, (a) each of the Buyer and Merger Sub acknowledges and agrees that the representations and warranties made by the Company in Article III, and those representations and warranties set forth in each Letter of Transmittal with regard to the Midco Equityholder delivering it, are the sole and exclusive representations and warranties made to the Buyer and Merger Sub in connection with this Agreement and the Contemplated Transactions, and (b) each of the Company and Midco acknowledges and agrees that the representations and warranties made by the Buyer and Merger Sub in Article IV are the sole and exclusive representations and warranties made to the Company and Midco in connection with this Agreement and the Contemplated Transactions. Each of the Parties hereby disclaims any other express or implied representations or warranties, whether written or oral, statutory or otherwise, including, in the case of the Company, with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purposes of the Business or the Assets.

Section 7.17. Section 16 of the Exchange Act. The board of directors of the Buyer, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Buyer Common Stock pursuant to this Agreement by any officer or director of the Buyer or the Acquired Companies who is expected to become a “covered person” of the Buyer for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16.

Section 7.18. Termination of Buyer Affiliate Agreements. On and as of the Closing, Buyer shall take all actions necessary to cause the Buyer Contractual Obligations set forth on Section 7.18 of the Buyer Disclosure Schedules to be terminated without any further force or effect and without any cost or other liability or obligation to the Buyer or its subsidiaries (including and the Acquired Companies), and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

Section 7.19. Extension of Time Period to Consummate a Business Combination.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Buyer shall prepare (with the Acquired Companies’ reasonable cooperation) and file with the SEC a mutually acceptable proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) to amend the Buyer Amended and Restated Charter to extend the time period for the Buyer to consummate a Business Combination (as defined in the Amended and Restated Certificate of Incorporation) from January 6, 2020 to March 31, 2020 (the “Extension Proposal”). The Buyer shall use its best efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC, and to have the Extension Proxy Statement cleared by the SEC as promptly as practicable after such filing.

(b) The Company and the Acquired Companies and their counsel shall be given a reasonable opportunity to review and comment on any and all amendments and supplements to the Extension Proxy Statement before any such document is filed with the SEC, and the Buyer shall give reasonable and good faith consideration to any comments made by the Company and the Acquired Companies and their counsel. To the extent not prohibited by applicable Legal Requirements, the Buyer shall provide the Company and the Acquired Companies and their counsel with (i) any comments or other communications, whether written or oral, that the Buyer or its counsel may receive from time to time from the SEC or the Staff of the SEC with respect to the Extension Proxy Statement and any and all amendments and supplements thereto promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Buyer to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by including the Company, the Acquired Companies and their counsel in any discussions or meetings with the SEC.

(c) Each of the Buyer, the Company and the Acquired Companies shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Extension Proxy Statement will, at the date it is first mailed to the holders of Buyer Common Stock and at the time of the Extension Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) If at any time prior to the Extension Shareholders’ Meeting any information relating to the Company, the Acquired Companies, the Buyer or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company, the Acquired Companies or the Buyer, which is required to be set forth in an amendment or supplement to the Extension Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by applicable Legal Requirements, disseminated to the holders of Buyer Common Stock.

(e) The Buyer shall (i) as promptly as practicable after the Extension Proxy Statement is cleared by the SEC, (A) cause the Extension Proxy Statement to be disseminated to holders of Buyer Common Stock in compliance with applicable Legal Requirements, (B) duly give notice of and convene and hold a meeting of its shareholders (the “Extension Shareholders’ Meeting”) in accordance with its Amended and Restated Certificate of Incorporation and Bylaws and the Nasdaq Listing Rules on a date no later than fifteen (15) Business Days prior to January 6, 2020, subject to Buyer’s right to adjourn the Extension Shareholders’ Meeting as provided in this Agreement, and (C) solicit proxies from the holders of Buyer Common Stock to vote in favor of each of the Extension Proposal, and (D) provide its shareholders with the opportunity to elect to effect a share redemption in accordance with the terms of the Buyer’s Amended and Restated Certificate of Incorporation. The Buyer shall, through its board of directors, recommend to its shareholders the approval of the Extension Proposal, and include such recommendation in the Extension Proxy Statement. The board of directors of the Buyer shall not withdraw, amend, qualify or modify its recommendation to the shareholders of the Buyer that they vote in favor of the Extension Proposal. To the fullest extent permitted by applicable Legal Requirements, (x) the Buyer’s obligations to establish a record date for, duly call, give notice of, convene and hold the Extension Shareholders’ Meeting shall not be affected by any modification in the recommendation of its board of directors with respect to the Extension Proposal, (y) the Buyer agrees to establish a record date for, duly call, give notice of, convene and hold the Extension Shareholders’ Meeting and submit for approval the Extension Proposal and (z) the Buyer agrees that if the Buyer Extension Approval shall not have been obtained at any such Extension Shareholders’ Meeting, then the Buyer shall promptly continue to take all such necessary actions and hold additional Extension Shareholders’ Meetings in order to obtain the Buyer Extension Approval. The Buyer may only adjourn the Extension Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Buyer Extension Approval, (ii) for the absence of a quorum, (iii) subject to the Company’s consent, not to be unreasonably withheld, conditioned or delayed, to amend the Extension Proposal, and (iv) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Buyer has determined in good faith after consultation with outside legal counsel is required under applicable Legal Requirements and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of the Buyer prior to the Extension Shareholders’ Meeting; provided, that the Extension Shareholders’ Meeting (x) may not be adjourned to a date that is more than 15 days after the date for which the Extension Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Legal Requirements) and (y) shall be held no later than fifteen (15) Business Days prior to January 6, 2020, subject to Buyer’s right to adjourn the Extension Shareholders’ Meeting as provided in this Agreement.

ARTICLE VIII
CONDITIONS TO THE OBLIGATIONS
OF THE BUYER AND MERGER SUB AT THE CLOSING

The obligations of the Buyer and Merger Sub to consummate the Contemplated Transactions are subject to the fulfillment, or waiver by the Buyer, of each of the following conditions:

Section 8.1. Representations and Warranties. Each representation and warranty of the Company contained in this Agreement that is (i) qualified as to “materiality” or “Material Adverse Effect” shall (A) have been true and correct as of the date of this Agreement and (B) subject to the provisions of Section 7.7, be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date and, (ii) not qualified as to “materiality” or “Material Adverse Effect” shall (A) have been true and correct in all material respects as of the date of this Agreement and (B) subject to the provisions of Section 7.7, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Buyer shall have received a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

Section 8.2. Performance. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply in all material respects with an agreement or covenant reasonably within the control of the Company) does not, or is not reasonably expected to, constitute a Material Adverse Effect, and the Company Closing Certificate shall include a provision to such effect.

Section 8.3. Secretary Certificate. The Buyer shall have received a certificate, dated as of the Closing Date, of the secretary or equivalent officer of the Company certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors or equivalent body of the Company authorizing the execution, delivery, and performance of this Agreement and the Contemplated Transactions, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors adopted in connection with the Contemplated Transactions, (ii) that attached thereto are certificates of good standing of each Acquired Company from each state where it is organized, qualified or licensed to do business as a foreign corporation, and (iii) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder.

Section 8.4. No Material Adverse Effect. Since the date of this Agreement, there will not have occurred a Material Adverse Effect that is ongoing.

Section 8.5. Buyer Stockholder Matters. At the Special Meeting (including any adjournments thereof), the Buyer Stockholder Matters shall have been duly approved and adopted by the stockholders of Buyer by the requisite vote under the DGCL, the Buyer Organizational Documents and the Nasdaq rules and regulations.

Section 8.6. Buyer Net Tangible Assets. The Buyer shall have at least $5,000,001 of net tangible assets immediately prior to or upon the Closing Date after giving effect to the exercise by the Converting Stockholders of their right to convert their shares of Buyer Common Stock held by them into a pro rata share of the Trust Fund in accordance with Buyer’s Organizational Documents.

Section 8.7. HSR Act; No Order. Any and all specified waiting periods under the HSR Act shall have expired or been terminated and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise restraining, enjoining or prohibiting consummation of the Merger on the terms and conditions contemplated by this Agreement.

Section 8.8. Insider Loans. (i) All outstanding material indebtedness owed to the Acquired Companies by Affiliates thereof shall have been repaid in full; (ii) all outstanding material guaranties and similar arrangements pursuant to which an Acquired Company has guaranteed to a third party the payment or performance of any obligations of any Affiliate shall have been terminated; and (iii) other than the Midco Equityholders (solely by virtue of their ownership of Equity Interests in Midco) and as set forth on Section 3.5 of the Company Disclosure Schedule, no Affiliate of the Acquired Companies shall own any direct equity interests in any Acquired Company or in any other Subsidiary that utilizes in its name “TGI Friday’s”, “Friday’s”, or any derivative thereof, after giving effect to the Closing.

ARTICLE IX
CONDITIONS TO THE OBLIGATIONS OF
THE COMPANY AT CLOSING

The obligation of the Company to consummate the Contemplated Transactions is subject to the fulfillment, or waiver by the Company, of each of the following conditions:

Section 9.1. Representations and Warranties. Each representation and warranty of Buyer contained in this Agreement that is (i) qualified as to “materiality” or “ Buyer Material Adverse Effect” shall (A) have been true and correct as of the date of this Agreement and (B) subject to the provisions of Section 7.7, shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date and, (ii) not qualified as to “materiality” or “Buyer Material Adverse Effect” shall (A) have been true and correct in all material respects as of the date of this Agreement and (B) subject to the provisions of Section 7.7, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate, dated as of the Closing Date, with respect to the foregoing signed on behalf of the Buyer by an authorized officer of the Buyer (“Buyer Closing Certificate”).

Section 9.2. Performance. The Buyer shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply in all material respects with an agreement or covenant reasonably within the control of the Buyer) does not, or is not reasonably expected to, constitute a Buyer Material Adverse Effect (or, after the Closing, a Buyer Material Adverse Effect or a Material Adverse Effect), and the Buyer Closing Certificate shall include a provision to such effect.

Section 9.3. Secretary Certificate. The Company shall have received a certificate, dated as of the Closing Date, of the secretary or equivalent officer of the Buyer certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Buyer authorizing the execution, delivery, and performance of this Agreement and Contemplated Transactions, and that all such resolutions are in full force and effect and are all of the resolutions of the board of directors adopted in connection with the Contemplated Transactions, (ii) that attached thereto are certificates of good standing of the Buyer from the Secretary of State of the State of Delaware and from each state where it is qualified or licensed to do business as a foreign corporation, and (iii) the names and signatures of the officers of the Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

Section 9.4. HSR Act; No Order. Any and all specified waiting periods under the HSR Act shall have expired or been terminated and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise restraining, enjoining or prohibiting consummation of the Merger on the terms and conditions contemplated by this Agreement.

Section 9.5. Buyer Stockholder Matters. At the Special Meeting (including any adjournments thereof), the Buyer Stockholder Matters shall have been duly approved and adopted by the stockholders of Buyer by the requisite vote under the DGCL, the Buyer Organizational Documents and the Nasdaq rules and regulations.

Section 9.6. Buyer Net Tangible Assets. The Buyer shall have at least $5,000,001 of net tangible assets immediately prior to or upon the Closing Date after giving effect to the exercise by the Converting Stockholders of their right to convert their shares of Buyer Common Stock held by them into a pro rata share of the Trust Fund in accordance with Buyer’s Organizational Documents.

Section 9.7. Minimum Cash Requirement. As of the Closing and assuming distribution of the Trust Fund, and after deducting (a) all amounts to be paid to Converting Stockholders from the Trust Fund pursuant to Section 7.10(a)(ii)(A), (b) all amounts due in respect of loans made pursuant to Section 7.13, (c) the Company’s financial advisory, legal, accounting and other transaction expenses (up to $1,500,000), (d) the Buyer’s financial advisory, legal, accounting and other transaction expenses, (e) the Facilitation Fee and (f) the amount of the Cash Consideration (the sum of $30,000,000 plus all amounts described in subsections (a) through (f), the “Adjusted Minimum Cash Closing Amount”), the Buyer shall have cash on hand equal to or in excess of the Minimum Cash Closing Amount (the “Minimum Cash Closing Condition”).

Section 9.8. Registration Rights Agreement. The Buyer and each Person party to the registration rights agreement currently in effect among the Buyer and its existing investors shall have executed and delivered, or caused to be executed and delivered, the Registration Rights Agreement.

Section 9.9. Resignations and Appointments. All of the members of the board of directors of the Buyer, and all officers of the Buyer, shall have resigned from each of their positions and offices with the Buyer and its Subsidiaries effective as of the Closing, unless such Person is included on Schedule 2.6, and all such resigning directors and officers of the Buyer shall have been replaced by the individuals listed on Schedule 2.6.

Section 9.10. Nasdaq Listing. The Buyer Common Stock shall continue to be listed on the Nasdaq Capital Market as of the Closing Date.

Section 9.11. No Buyer Material Adverse Effect. Since the date of this Agreement, there will not have occurred a Buyer Material Adverse Effect that is ongoing, and the Buyer Closing Certificate shall include a provision to such effect.

Section 9.12. Organizational Documents. The Certificate of Second Amendment of the Amended and Restated Certificate of Incorporation shall be filed in the form attached as Exhibit A (or in such other form as may be agreed between the Buyer and the Company). The Second Amended and Restated Certificate of Incorporation and Bylaws of the Buyer shall be amended and restated in the forms attached as Exhibit B and Exhibit C hereto, respectively, or in such other forms as may be agreed between the Buyer and the Company, and in effect, subject, in the case of the Second Amended and Restated Certificate of Incorporation of the Buyer only, to the filing of such document with the Secretary of State of the State of Delaware at the Effective Time.

ARTICLE X
TERMINATION

Section 10.1. Termination of Agreement. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Company;

(b) by either the Buyer or the Company, if the Closing has not occurred on or before 5:00 p.m. ET on March 31, 2020 or such later date as may be approved by the Company and the Buyer and set forth in any amendment to the Buyer’s Organizational Documents (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to (i) the Buyer if the Buyer or Merger Sub is then in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 9.1 or Section 9.2 would not be satisfied or (ii) to the Company if the Company is then in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 8.1 or Section 8.2 would not be satisfied;

(c) by either the Buyer or the Company if a Governmental Authority having competent jurisdiction has issued an order or taken any other action having the effect of permanently restraining, enjoining, or otherwise prohibiting the Contemplated Transactions, which order or other action will have become final and nonappealable;

(d) by either the Buyer or the Company if the Buyer Stockholder Matters are not approved or adopted by the stockholders of Buyer by the requisite vote under the DGCL and the Buyer Organizational Documents at the Special Meeting or any postponement or adjournment in accordance with the terms of this Agreement;

(e) by either the Buyer or the Company if the Buyer shall have less than $5,000,001 of net tangible assets immediately prior to or upon the Closing Date after giving effect to the exercise by the Converting Stockholders of their rights to convert the shares of Buyer Common Stock held by them into a pro rata share of the Trust Fund in accordance with the Buyer’s Organizational Documents;

(f) by the Company if the Minimum Cash Closing Condition is not satisfied;

(g) by the Company if (i) any of the representations and warranties of the Buyer and Merger Sub contained in this Agreement fail to be true and correct such that the condition set forth in Section 9.1 would not be satisfied or (ii) the Buyer or Merger Sub will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 9.2 would not be satisfied and such failure or breach with respect to any such representation, warranty or obligation (A) cannot be cured or constitutes a breach of the obligation to consummate the Contemplated Transactions at the time established for such consummation pursuant to Section 9.2 or, (B) if curable, continues unremedied at the Termination Date or, if earlier, on the thirtieth (30th) day following notice of such breach; provided that the right to terminate this Agreement pursuant to this Section 10.1(g) will not be available if the Company is in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 8.1 or Section 8.2 would not be satisfied; or

(h) by the Buyer if (i) any of the representations and warranties of the Company contained in this Agreement fail to be true and correct such that the condition set forth in Section 8.1 would not be satisfied or (ii) the Company will have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 8.2 would not be satisfied and such failure or breach with respect to any such representation, warranty or obligation (A) cannot be cured or constitutes a breach of the obligation to consummate the Contemplated Transactions at the time established for such consummation pursuant to Section 8.2 or, (B) if curable, continues unremedied at the Termination Date or, if earlier, on the thirtieth (30th) day following notice of such breach; provided that the right to terminate this Agreement pursuant to this Section 10.1(h) will not be available if the Buyer is in breach in any material respect of its obligations hereunder such that the closing conditions set forth in Section 9.1 or Section 9.2 would not be satisfied.

provided, that any Party desiring to terminate this Agreement will give written notice of such termination to the other Parties.

Section 10.2. Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 10.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties (or, if the termination is pursuant to Section 10.1(g) or Section 10.1(h) and the cure period provided for therein is applicable, upon lapse of such cure period).

(b) In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Section 5.2(a) (Confidentiality), Section 6.2(a) (Confidentiality), Section 7.6 (No Claim Against Trust Fund), Section 7.11 (Expenses), this Section 10.2, and Article XI (Miscellaneous), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any intentional and willful breach of this Agreement by such Party occurring prior to such termination.

ARTICLE XI
MISCELLANEOUS

Section 11.1. Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, or (if a facsimile number is provided below) sent by facsimile (subject to electronic confirmation of good facsimile transmission). Any such notice, request, demand, claim or other communication will be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by facsimile prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five (5) Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, facsimile number, or to such other address or addresses or facsimile number or numbers as such Party may subsequently designate to the other Parties by notice given hereunder:

If to the Company or any of the Acquired Companies (prior to the Closing), to:

TGIF Holdings, LLC

c/o TriArtisan Capital Advisors LLC

830 3rd Avenue, 4th Floor

New York, NY 10022

Telephone: (212) 609-0622

Facsimile: (212) 201-4835

Attention: Rohit Manocha

with a copy (which will not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Telephone:     (212) 596-9160

Facsimile:       (646) 728-2554

Attention: Michael Littenberg; Emily Oldshue

If to the Buyer (or to any of the Acquired Companies after the Closing), to:

Allegro Merger Corp.

777 Third Avenue, 37th Floor

New York, NY 10017

Telephone: (212) 319-7676

Facsimile: (212) 319-0760

Attention: Eric Rosenfeld, Chief Executive Officer
Email: erosenfeld@crescendopartners.com

with a copy (which will not constitute notice) to:

Graubard Miller

The Chrysler Building

405 Lexington Ave, 11th Floor

New York, NY 10174

Telephone: (212) 818-8800

Facsimile: (212) 818-8881

Attention: David Alan Miller, Esq.; Jeffrey M. Gallant, Esq.

Email: dmiller@graubard.com; jgallant@graubard.com

If to the Company Representative, to:

Rohit Manocha

c/o TriArtisan Capital Advisors LLC

830 3rd Avenue, 4th Floor

New York, NY 10022

Telephone: (212) 609-0622

Facsimile: (212) 201-4835

Each of the Parties to this Agreement may specify a different address or addresses or facsimile number or facsimile numbers by giving notice in accordance with this Section 11.1 to each of the other Parties hereto.

Section 11.2. Succession and Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto, and any attempt to do so will be null and void ab initio; provided, that Cowen and Company, LLC may assign its rights with respect to the Facilitation Fee without the consent of any other Party. Except as expressly provided herein, including but not limited to Section 7.12, this Agreement is for the sole benefit of the Parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Buyer and (a) if prior to the Distribution, the Company, (b) if subsequent to the Distribution and prior to the Closing, Midco, or (c) if subsequent to the Closing, the Company Representative, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 11.4. Entire Agreement. This Agreement, together with the Registration Rights Agreement, the Confidentiality Agreement and any other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly provided for herein and therein.

Section 11.5. Fulfillment of Obligations. Any obligation of any Party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 11.6. Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each Party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 11.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and permissible under, applicable Legal Requirements.

Section 11.8. Governing Law. This Agreement, the rights of the Parties hereunder and all Actions arising in whole or in part under or in connection herewith will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.9. Jurisdiction; Venue; Service of Process.

(a) Jurisdiction. Each of the Parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or any United States District Court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware for the purpose of any Action relating to or arising in whole or in part under or in connection with this Agreement, the Registration Rights Agreement or the Contemplated Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, the Registration Rights Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Venue. Each of the Parties to this Agreement agrees that for any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, the Registration Rights Agreement or the Contemplated Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise), such Party will bring such Action only in the State of Delaware. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Service of Process. Each of the Parties to this Agreement hereby (i) consents to service of process in any Action among any of the Parties hereto relating to or arising in whole or in part under or in connection with this Agreement, the Registration Rights Agreement or the Contemplated Transactions (in each case, whether in law or in equity, whether in contract or in tort, by statute or otherwise) in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 11.10. Scope of Representations and Warranties. Inclusion of a matter on the Buyer Disclosure Schedule or Company Disclosure Schedule, respectively, with respect to a representation or warranty which addresses matters being material or having a Material Adverse Effect or Buyer Material Adverse Effect, as the case may be, will not be deemed an indication that such matter does, or may, be material or have a Material Adverse Effect or Buyer Material Adverse Effect, as the case may be. Matters may be disclosed on the Buyer Disclosure Schedule or Company Disclosure Schedule, respectively, to this Agreement for purposes of information only. Information disclosed in any Buyer Disclosure Schedule or Company Disclosure Schedule will constitute a disclosure for all purposes under this Agreement to the extent it is reasonably apparent that the information is relevant for such other purposes, notwithstanding any reference to a specific section, and all such information will be deemed to qualify the entire Agreement and not just such section.

Section 11.11. No Survival of Representations and Warranties. The representations and warranties of the Company, individually and on behalf of the Acquired Companies, set forth in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, shall terminate at the Closing or, if earlier, upon termination of this Agreement in accordance with its terms. The representations and warranties of the Buyer and Merger Sub set forth in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall terminate at the Closing or, if earlier, upon termination of this Agreement in accordance with its terms. Prior to the Closing, the Buyer may, in its sole discretion, obtain and bind a representation and warranty insurance policy (the “R&W Insurance Policy”) with respect to the representations and warranties of the Company in Article III of this Agreement. The Buyer shall pay all of the costs to obtain the R&W Insurance Policy. For the avoidance of doubt, the R&W Insurance Policy, if any, shall be the Buyer’s sole recourse for any breach of the representations and warranties of the Company, individually and on behalf of the Acquired Companies, set forth in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement. Neither the Company Equityholders nor the Midco Equityholders shall have any liability for any breach of any representation or warranty in this Agreement or of any covenant of any other Person herein.

Section 11.12. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 11.13. Specific Enforcement. Each of the Parties hereto agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under or in connection with this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms. Each of the Parties hereto acknowledges and agrees that (i) the other Parties will be entitled to an injunction, specific performance or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages and without posting a bond, this being in addition to any other remedy to which such other Parties are entitled under this Agreement and (ii) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the Contemplated Transactions and without that right, none of the Parties would have entered into this Agreement. In furtherance of the foregoing, the Parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to specific performance to cause Buyer to consummate the Contemplated Transactions including to effect the Closing in accordance with Article II, on the terms and subject to the conditions in this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (x) the Company has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 11.14. Non-Recourse. This Agreement may only be enforced against, and any Action that may be based upon, in respect of, arise under, out of or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution, performance or breach (whether willful, intentional, unintentional or otherwise and whether sounding in contract, tort or otherwise), of this Agreement, including, without limitation, any representation or warranty made or alleged to have been made in, in connection with or as an inducement to, this Agreement (each of such above-described legal, equitable or other theories or sources of liability, a “Recourse Theory”) may only be made or asserted against (and are expressly limited to) the Persons that are expressly identified as the Parties hereto in the preamble to and signature pages of this Agreement and solely in their capacities as such. No Person who is not a Party hereto (including, without limitation, (a) any former, current or future direct or indirect equity holder, controlling Person, management company, incorporator, member, partner, manager, director, officer, employee, agent, Affiliate, attorney or representative of, and any financial advisor or lender to (all above-described Persons in this subclause (a), collectively, “Affiliated Persons”) a party hereto or any Affiliate of such party, and (b) any Affiliated Persons of such Affiliated Persons but specifically excluding the parties hereto will have any liability whatsoever in respect of, based upon or arising out of any Recourse Theory. Without limiting the rights of any Party hereto against the other Parties hereto as set forth herein, in no event will any Party hereto, any of its Affiliates or any Person claiming by, through or on behalf of any of them institute any Action under any Recourse Theory against any non-Party.

[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first written above.

BUYER:

ALLEGRO MERGER CORP.

By:	/s/ Eric S. Rosenfeld
Name: Eric S. Rosenfeld
Title: Chief Executive Officer

MERGER SUB:

ALLEGRO MERGER SUB, INC.

By:	/s/ David D. Sgro
Name: David D. Sgro
Title: Chief Executive Officer

COMPANY:

TGIF HOLDINGS, LLC

By:	/s/ Rohit Manocha
Name: Rohit Manocha
Title: President and Assistant Secretary

MIDCO:

TGIF MIDCO, INC.

By:	/s/ Rohit Manocha
Name: Rohit Manocha
Title: President and Assistant Secretary

COMPANY REPRESENTATIVE

By:	/s/ Rohit Manocha
Name: Rohit Manocha

(SOLELY AS A REPRESENTATIVE OF THE EQUITYHOLDERS OF THE COMPANY AND MIDCO)

SCHEDULE 2.6

EXHIBIT A

CERTIFICATE OF SECOND AMENDMENT
OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

Allegro merger corp.

Allegro Merger Corp., a Delaware corporation (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

A. The name of the Corporation is: Allegro Merger Corp. (hereinafter, the “Corporation”).

B. The Amended and Restated Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of Delaware on July 2, 2018 and a Certificate of Amendment of such Amended and Restated Certificate of Incorporation of the Corporation was filed on [●], 2019 (as amended, the “Amended and Restated Certificate”).

C. This Certificate of Second Amendment of the Amended and Restated Certificate amends and replaces the first article of the Corporation’s Amended and Restated Certificate in its entirety, to read as follows:

“FIRST: The name of the Corporation is [●] (the “Corporation”).”

D. This Certificate of Second Amendment of the Amended Restated Certificate has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

E. This Certificate of Second Amendment of the Amended and Restated Certificate shall be deemed effective upon its filing with the Secretary of State of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused this Second Amendment to the Amended and Restated Certificate of Incorporation to be executed by the officer below this ____ day of ______, 2019.

Allegro merger corp.

By:
Name: [●]
Title: [●]

EXHIBIT B

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

[●]

[●], a Delaware corporation (the “Corporation”), hereby certifies that this Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and that:

A. The name of the Corporation is: [●].

B. The original Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on July 2, 2018; a Certificate of Amendment of such Amended and Restated Certificate of Incorporation of the Corporation was filed on [●], 2019; a Certificate of Second Amendment of such Amended and Restated Certificate of Incorporation of the Corporation was filed on [●], 2019 (as amended by such amendments, the “Amended and Restated Certificate”).

C. This Second Amended and Restated Certificate of Incorporation amends and restates the Amended and Restated Certificate.

D. Upon filing of this Second Amended and Restated Certificate of Incorporation of the Corporation, the Certificate of Incorporation of the Corporation shall read as follows:

ARTICLE I -- NAME

The name of the corporation is [●] (the “Corporation”).

ARTICLE II -- REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III -- PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV -- CAPITALIZATION

(a) Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 1,201,000,000 shares, consisting of 1,200,000,000 shares of Common Stock, par value $.0001 per share (“Common Stock”), and 1,000,000 shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”).

(b) Preferred Stock. Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers relative to other classes of Preferred Stock, if any, or Common Stock, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation, and the Board of Directors is hereby expressly vested with the authority, to the full extent now or hereafter provided by applicable law, to adopt any such resolution or resolutions.

(c) Voting. Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including, but not limited to, any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including, but not limited to, any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(d) No Class Vote On Changes In Authorized Number of Shares Of Preferred Stock. Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Second Amended and Restated Certificate of Incorporation, any certificate of designations or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V -- BOARD OF DIRECTORS

The number of directors constituting the Board of Directors shall be not fewer than three (3) and not more than 8, each of whom shall be a natural person. The number of directors initially shall be eight (8). Subject to the previous sentence and to the special rights of the holders of any class or series of stock to elect directors, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted by the Board of Directors. Vacancies and newly-created directorships shall be filled exclusively pursuant to a resolution adopted by the Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Any election of directors by stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote in the election.

ARTICLE VI -- LIMITATION OF DIRECTOR LIABILITY

To the fullest extent that the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended) permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to, or modification or repeal of, this Article VI(a) shall adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

ARTICLE VII -- MEETINGS OF STOCKHOLDERS

(a) No Action by Written Consent. Except as otherwise provided for or fixed by or pursuant to the provisions of this Second Amended and Restated Certificate of Incorporation or any resolution or resolutions of the Board of Directors providing for the issuance of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

(b) Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by (a) the Chairman of the Board of Directors, (b) the Board of Directors or (c) holders of a majority of the total votes entitled to be cast by the holders of all of the outstanding capital stock of the Corporation entitled to vote generally in an election of directors.

(c) Election of Directors by Written Ballot. Election of directors need not be by written ballot.

ARTICLE VIII -- AMENDMENTS TO THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to make, alter, amend or repeal the Bylaws; provided, that with respect to the powers of stockholders to make, alter, amend or repeal the Bylaws, the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, shall be required to make, alter amend or repeal the Bylaws of the Corporation.

[remainder of page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be executed by the officer below this ____ day of __________, ____.

[●]

By:
Name:
Title:

EXHIBIT C

[●] (the “Corporation”)

AMENDED & RESTATED BYLAWS

SECTION 1 - STOCKHOLDERS

Section 1.1. Annual Meeting. An annual meeting of the stockholders for the election of directors to succeed those whose term expire and for the transaction of such other business as may properly come before the meeting shall be held at the place, if any, within or without the State of Delaware, on the date and at the time that the Board of Directors shall each year fix. Unless stated otherwise in the notice of the annual meeting of the stockholders of the Corporation, such annual meeting shall be at the principal office of the Corporation.

Section 1.2. Advance Notice of Nominations and Proposals of Business.

(a) Nominations of persons for election to the Board of Directors and proposals for business to be transacted by the stockholders at an annual meeting of stockholders may be made (i) pursuant to the Corporation’s notice with respect to such meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of record of the Corporation who (A) was a stockholder of record at the time of the giving of the notice contemplated in Section 1.2(b), (B) is entitled to vote at such meeting and (C) has complied with the notice procedures set forth in this Section 1.2. Clause (iii) of this Section 1.2 shall be the exclusive means for a stockholder to make nominations or propose other business (other than matters properly brought pursuant to applicable provisions of federal law, including the Securities Exchange Act of 1934 (as amended from time to time, the “Act”)) before an annual meeting of stockholders.

(b) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 1.2(a), (i) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation with the information contemplated by Section 1.2(c), and (ii) the business must be a proper matter for stockholder action under the Delaware General Corporation Law (the “DGCL”).

(c) To be timely, a stockholder’s notice must be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation a date (i) not less than 60 nor more than 90 days prior to the anniversary date of the prior year’s annual meeting or (ii) if there was no annual meeting in the prior year or if the date of the current year’s annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, on or before 15 days after the day on which the date of the current year’s annual meeting is first disclosed in a public announcement. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the delivery of such notice. Such notice from a stockholder must state (i) as to each nominee that the stockholder proposes for election or reelection as a director, (A) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a director pursuant to Regulation 14A under the Act and such nominee’s written consent to serve as a director if elected, and (B) a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between or concerning such stockholder and its respective affiliates or associates, or others with whom they are acting in concert, on the one hand, and the proposed nominee, and his or her respective affiliates or associates, on the other hand; (ii) as to each proposal that the stockholder seeks to bring before the meeting, a brief description of such proposal, the reasons for making the proposal at the meeting, and any material interest that the stockholder has in the proposal; (iii) (A) the name and address of the stockholder, (B) the class (and, if applicable, series) and number of shares of stock of the Corporation that are, directly or indirectly, owned beneficially or of record by the stockholder or any Stockholder Associated Person (as defined below), (C) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class (or, if applicable, series) of shares of stock of the Corporation or with a value derived in whole or in part from the value of any class (or, if applicable, series) of shares of stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (each, a “Derivative Instrument”), directly or indirectly owned beneficially or of record by such stockholder or any Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of stock of the Corporation of the stockholder or any Stockholder Associated Person, (D) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any securities of the Corporation, (E) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or beneficially owns an interest in a general partner, (F) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of the shares of stock of the Corporation or Derivative Instruments and (G) whether either the stockholder intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Corporation’s voting shares reasonably believed by such stockholder to be sufficient to elect such nominee or nominees. For purposes of these by-laws, a “Stockholder Associated Person” of any stockholder means (i) any “affiliate” or “associate” (as those terms are defined in Rule 12b-2 under the Act) of the stockholder that owns beneficially or of record any capital stock or other securities of the Corporation and (ii) any person acting in concert with such stockholder or any affiliate or associate of such stockholder with respect to the capital stock or other securities of the Corporation. In addition, any nominee proposed by a stockholder shall complete a questionnaire, in a form provided by the Corporation, within 10 days of receipt of the form of questionnaire from the Corporation.

(d) Subject to the certificate of incorporation of the Corporation and applicable law, only persons nominated in accordance with procedures stated in this Section 1.2 shall be eligible for election as and to serve as a member of the Board of Directors and the only business that shall be conducted at an annual meeting of stockholders is the business that has been brought before the meeting in accordance with the procedures set forth in this Section 1.2. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any proposal has been made according to the procedures stated in this Section 1.2 and, if any nomination or proposal does not comply with this Section 1.2, unless otherwise required by law, the nomination or proposal shall be disregarded.

(e) For purposes of this Section 1.2, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Act.

(f) Notwithstanding the foregoing provisions of this Section 1.2, a stockholder shall also comply with all applicable requirements of the Act and the rules and regulations thereunder with respect to matters set forth in this Section 1.2. Nothing in this Section 1.2 shall affect any rights, if any, of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable provisions of federal law, including the Act.

Section 1.3. Special Meetings; Notice.

Special meetings of the stockholders of the Corporation may be called only in the manner set forth in the certification of incorporation of the Corporation. Notice of every special meeting of the stockholders of the Corporation shall state the purpose of such meeting. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice.

Section 1.4. Notice of Meetings.

Notice of the place, if any, date and time of all meetings of stockholders of the Corporation, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such meeting, and, in the case of all special meetings of stockholders, the purpose of the meeting, shall be given, not less than 10 nor more than 60 days before the date on which such meeting is to be held, to each stockholder entitled to notice of the meeting.

The Corporation may postpone or cancel any previously called annual or special meeting of stockholders of the Corporation by making a public announcement (as defined in Section 1.2(e)) of such postponement or cancellation prior to the meeting. When a previously called annual or special meeting is postponed to another time or place, if any, notice of the place (if any), date and time of the postponed meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed present and vote at such postponed meeting, shall be given in conformity with this Section 1.4 unless such meeting is postponed not more than 60 days after initial notice of the meeting was provided in conformity with this Section 1.4.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; however, if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date and time of the adjourned meeting and the means of remote communication, if any, by which stockholders and proxy holders may be deemed present and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted that may have been transacted at the original meeting.

Section 1.5. Quorum.

At any meeting of the stockholders, the holders of shares of stock of the Corporation entitled to cast a majority of the total votes entitled to be cast by the holders of all outstanding capital stock of the Corporation, present in person or by proxy, shall constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number is required by applicable law or the certificate of incorporation of the Corporation. If a separate vote by one or more classes or series is required, the holders of shares entitled to cast a majority of the total votes entitled to be cast by the holders of the shares of the class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.

If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date and time.

Section 1.6. Organization.

The Chairman of the Board or, in his or her absence, the person whom the Board of Directors designates or, in the absence of that person or the failure of the Board of Directors to designate a person, the Chief Executive Officer of the Corporation or, in his or her absence, the person chosen by the holders of a majority of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders of the Corporation and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be the person the chairman appoints.

Section 1.7. Conduct of Business.

The chairman of any meeting of stockholders of the Corporation shall determine the order of business and the rules of procedure for the conduct of such meeting, including the manner of voting and the conduct of discussion as he or she determines to be in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

Section 1.8. Proxies; Inspectors.

(a) At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by applicable law.

(b) Prior to a meeting of the stockholders of the Corporation, the Corporation shall appoint one or more inspectors to act at a meeting of stockholders of the Corporation and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by applicable law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before beginning the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of inspectors. The inspectors shall have the duties prescribed by applicable law.

Section 1.9. Voting.

Except as otherwise required by applicable law or by the certificate of incorporation of the Corporation, all matters other than the election of directors shall be determined by a majority of the votes cast on the matter affirmatively or negatively. All elections of directors shall be determined by a plurality of the votes cast by stockholders entitled to vote in the election.

Section 1.10. Stock List.

A complete list of stockholders of the Corporation entitled to vote at any meeting of stockholders of the Corporation, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any such stockholder, for any purpose germane to a meeting of the stockholders of the Corporation, for a period of at least 10 days before the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting or (ii) during ordinary business hours at the principal place of business of the Corporation; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before such meeting date.

The stock list shall also be open to the examination of any such stockholder during the entire meeting. The Corporation may look to this list as the sole evidence of the identity of the stockholders entitled to vote at a meeting and the number of shares held by each stockholder.

SECTION 2 - BOARD OF DIRECTORS

Section 2.1. Qualifications of Directors.

Directors need not be stockholders to be qualified for election or service as a director of the Corporation.

Section 2.2. Removal; Resignation.

Any director or the entire Board of Directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors. Any director may resign at any time upon notice given in writing, including by electronic transmission, to the Corporation.

Section 2.3. Regular Meetings.

Regular meetings of the Board of Directors shall be held at the place (if any), on the date and at the time as shall have been established by the Board of Directors and publicized among all directors. A notice of a regular meeting, the date of which has been so publicized, shall not be required.

Section 2.4. Special Meetings.

Special meetings of the Board of Directors may be called by the Chairman, the President or by two or more directors then in office and shall be held at the place, if any, on the date and at the time as he, she or they shall fix. Notice of the place, if any, date and time of each special meeting shall be given to each director either (a) by mailing written notice thereof not less than five days before the meeting, or (b) by telephone, facsimile or electronic transmission providing notice thereof not less than twenty-four hours before the meeting. Unless otherwise stated in the notice thereof, any and all business may be transacted at a special meeting of the Board of Directors.

Section 2.5. Quorum.

At any meeting of the Board of Directors, a majority of the total number of directors then in office shall constitute a quorum for all purposes. If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, if any, date or time, without further notice or waiver thereof.

Section 2.6. Participation in Meetings By Conference Telephone or Other Communications Equipment.

Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board of Directors or committee thereof by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other director, and such participation shall constitute presence in person at the meeting.

Section 2.7. Conduct of Business.

At any meeting of the Board of Directors, business shall be transacted in the order and manner that the Board of Directors may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided in the certificate of incorporation of the Corporation or these bylaws or required by applicable law. The Board of Directors or any committee thereof may take action without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings, or electronic transmission or electronic transmissions, are filed with the minutes of proceedings of the Board of Directors or any committee thereof. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.8. Compensation of Directors.

The Board of Directors shall be authorized to fix the compensation of directors. The directors of the Corporation shall be paid their expenses, if any, of attendance at each meeting of the Board of Directors and shall be reimbursed a fixed sum for attendance at each meeting of the Board of Directors, paid an annual retainer or paid other compensation, including equity compensation, as directors of the Corporation. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees shall be paid compensation for attending committee meetings and/or have their expenses, if any, of attendance of each meeting of such committee reimbursed.

SECTION 3 - COMMITTEES

Section 3.1. Committees of the Board of Directors.

The Board of Directors may designate committees of the Board of Directors, with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board of Directors and shall, for those committees, appoint a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

SECTION 4 - OFFICERS

Section 4.1. Generally.

The officers of the Corporation shall consist of a president, one or more vice presidents, a secretary, a treasurer and other officers as may from time to time be appointed by the Board of Directors. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any number of offices may be held by the same person. The salaries of officers appointed by the Board of Directors shall be fixed from time to time by the Board of Directors or a committee thereof or by the officers as may be designated by resolution of the Board of Directors.

Section 4.2. President.

Unless otherwise determined by the Board of Directors, the President shall be the Chief Executive Officer of the Corporation. Subject to the provisions of these bylaws and to the direction of the Board of Directors, he or she shall have the responsibility for the general management and control of the business and affairs of the Corporation and shall perform all duties and have all powers that are commonly incident to the office of chief executive or which are delegated to him or her by the Board of Directors. He or she shall have the power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the Corporation.

Section 4.3. Vice President.

Each Vice President shall have the powers and duties delegated to him or her by the Board of Directors or the President. One Vice President may be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

Section 4.4. Treasurer.

The Treasurer shall have the responsibility for maintaining the financial records of the Corporation. He or she shall make such disbursements of the funds of the Corporation as are authorized and shall render from time to time an account to the Board of Directors of all such transactions and of the financial condition of the Corporation. The Treasurer shall also perform other duties as the Board of Directors may from time to time prescribe.

Section 4.5. Secretary.

The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the stockholders and the Board of Directors. He or she shall have charge of the corporate books and shall perform other duties as the Board of Directors may from time to time prescribe.

Section 4.6. Delegation of Authority.

The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 4.7. Removal.

The Board of Directors may remove any officer of the Corporation at any time, with or without cause.

Section 4.8. Action with Respect to Securities of Other Companies.

Unless otherwise directed by the Board of Directors, the President, or any officer of the Corporation authorized by the President, shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of stockholders or equityholders of, or with respect to any action of, stockholders or equityholders of any other entity in which the Corporation may hold securities and otherwise to exercise any and all rights and powers which the Corporation may possess by reason of its ownership of securities in such other entity.

SECTION 5 - STOCK

Section 5.1. Certificates of Stock.

Shares of the capital stock of the Corporation may be certificated or uncertificated, as provided in the DGCL. Stock certificates shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation, certifying the number of shares owned by such stockholder. Any signatures on a certificate may be by facsimile.

Section 5.2. Transfers of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation (within or without the State of Delaware) or by transfer agents designated to transfer shares of the stock of the Corporation.

Section 5.3. Lost, Stolen or Destroyed Certificates.

In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to regulations as the Board of Directors may establish concerning proof of the loss, theft or destruction and concerning the giving of a satisfactory bond or indemnity.

Section 5.4. Regulations.

The issue, transfer, conversion and registration of certificates of stock of the Corporation shall be governed by other regulations as the Board of Directors may establish.

Section 5.5. Record Date.

(a) In order for the Corporation to determine the stockholders of the Corporation entitled to notice of any meeting of stockholders of the Corporation, the Board of Directors may, except as otherwise required by applicable law, fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than 60 nor less than 10 days before the date of any meeting of stockholders. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders of the Corporation shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(b) A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders of the Corporation shall apply to any postponement or adjournment of the meeting, provided, that the Board of Directors may fix a new record date for determination of the stockholders entitled to vote at a postponed or adjourned meeting, and in such case shall also fix the record date of the stockholders entitled to notice of such postponed or adjourned meeting at the same or on an earlier date as that fixed for determination of the stockholders entitled to vote at the postponed or adjourned meeting.

SECTION 6 - NOTICES

Section 6.1. Notices.

If mailed, notice to a stockholder of the Corporation shall be deemed given when deposited in the mail, postage prepaid, directed to a stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders of the Corporation may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 6.2. Waivers.

A written waiver of any notice, signed by a stockholder or director, or a waiver by electronic transmission by such person or entity, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person or entity. Neither the business nor the purpose of any meeting need be specified in the waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

SECTION 7 - MISCELLANEOUS

Section 7.1. Corporate Seal.

The Board of Directors may provide a suitable seal, containing the name of the Corporation, which seal shall be in the charge of the Secretary. If and when so directed by the Board of Directors, duplicates of the seal may be kept and used by the Treasurer or by an Assistant Secretary or Assistant Treasurer.

Section 7.2. Reliance upon Books, Reports, and Records.

Each director and each member of any committee designated by the Board of Directors of the Corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board of Directors so designated, or by any other person or entity as to matters which such director or committee member reasonably believes are within such other person’s or entity’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Section 7.3. Fiscal Year.

The fiscal year of the Corporation shall be as fixed by the Board of Directors.

Section 7.4. Time Periods.

In applying any provision of these bylaws that requires that an act be done or not be done a specified number of days before an event or that an act be done during a specified number of days before an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

SECTION 8 - AMENDMENTS

These bylaws may be altered, amended or repealed in accordance with the certificate of incorporation of the Corporation.

SECTION 9 - INDEMNIFICATION

Section 9.1. Indemnification and Advancement of Expenses.

The Corporation shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made, or is threatened to be made, a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the Corporation or, while a director or an officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise (including, but not limited to, service with respect to employee benefit plans), against all liability and loss suffered (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement and reasonably incurred by such Indemnitee). Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, an Indemnitee in connection with a Proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such Proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation or the Proceeding (or part thereof) relates to the enforcement of the Corporation’s obligations under this Section 9.1.

Section 9.2. Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee or agent of the Corporation, or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust, non-profit entity or other enterprise (including, but not limited to, service with respect to employee benefit plans), against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Section 9.2.

Section 9.3. Non-Exclusivity of Rights.

The indemnification provided by these bylaws is not exclusive of other indemnification rights arising under the certificate of incorporation of the Corporation, agreement, vote of directors or stockholders or otherwise, and shall inure to the benefit of the heirs and legal representatives of such Indemnitee.

Section 9.4. Fulfillment of Standard of Conduct.

Any Indemnitee shall be deemed to have met the standard of conduct required for such indemnification unless the contrary has been established by a final, non-appealable judgment by a court of competent jurisdiction.

SECTION 10 - EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or these By-Laws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be the Delaware Court of Chancery (or if the Delaware Court of Chancery does not have subject matter jurisdiction, a state court located within the State of Delaware or, if no state court located within the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware); provided, that this sentence shall not apply to suits brought to enforce any duty or liability created by the Securities Act of 1933 or the rules and regulations thereunder or the Securities Exchange Act of 1934 or the rules and regulations thereunder or any claim for which the federal courts have exclusive jurisdiction.

EXHIBIT D

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) dated as of the [●] day of [●], 2020, by and among [●], a Delaware corporation formerly known as Allegro Merger Corp. (the “Company”), and the undersigned parties listed under “Investors” on the signature pages hereto (each, an “Investor” and collectively, the “Initial Investors”), and each other person who executes a joinder hereto (together with the Initial Investors and their respective transferees to the extent such transferees execute joinders hereto, collectively, the “Investors”), amends and restates in its entirety the Registration Rights Agreement, dated as of July 2, 2018, by and among the Company and the investors party thereto (the “Original Agreement”).

WHEREAS, the Original Agreement provides for certain rights relating to the registration of the securities held by the Investors;

WHEREAS, the parties desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement; and

WHEREAS, each of the parties to the Original Agreement is a signatory to this Agreement, satisfying the requirements for amendments and modifications set forth in Section 6.7 of the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Cantor” is defined in Section 2.1.1.

“Chardan” is defined in Section 2.1.1.

“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company” is defined in the preamble to this Agreement.

“Demand Registration” is defined in Section 2.1.1.

“Demanding Holder” is defined in Section 2.1.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Equity Securities” means, as applicable, (i) any capital stock or other share capital, (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock or other share capital or containing any profit participation features, (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, other share capital or securities containing any profit participation features, or (iv) any securities issued or issuable with respect to the securities referred to in clauses (i) through (iii) above in connection with a combination of shares, exchange, recapitalization, merger, consolidation or other reorganization.

“Family Group” means, with respect to an individual Investor, such Investor’s spouse and descendants (whether natural or adopted) and any trust solely for the benefit of such Investor and/or such Investor’s spouse, and their respective ancestors and/or descendants (whether natural or adopted).

“Form S-3” is defined in Section 2.3.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Initial Investor” is defined in the preamble to this Agreement.

“Initial Shares” means all of the outstanding shares of Common Stock of the Company issued prior to the consummation of its initial public offering.

“Investor” is defined in the preamble to this Agreement.

“Investor Indemnified Party” is defined in Section 4.1.

“Lock-Up Period” means the period ending upon the earliest to occur of (a) December 15, 2020, (b) the date subsequent to the date hereof on which the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all holders of Common Stock having the right to exchange their shares of Common Stock for cash, securities or other property, and (c) the date on which the closing price of a share of Common Stock on Nasdaq equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period commencing on or after [●]1.

“Maximum Number of Shares” is defined in Section 2.1.4.

1 NTD: 150 days following the Closing Date.

“MFP” is defined in Section 2.1.1.

“Notices” is defined in Section 6.3.

“Piggy-Back Registration” is defined in Section 2.2.1.

“Pro Rata” is defined in Section 2.1.4.

“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registrable Securities” means any Equity Securities of the Company acquired by, issued or issuable to, or otherwise owned by any party hereto (or any such party’s Family Group, affiliates, members, partners or investors) on or after the date hereof. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued or issuable as a dividend or other distribution with respect to or in exchange for or in replacement of such Equity Securities or in connection with a combination of Equity Securities, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company (or such securities shall be reflected on the books and records of the Company’s transfer agent as being freely transferrable) and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the Registrable Securities are freely saleable under Rule 144 without volume limitations.

“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“TriArtisan” is defined in Section 2.1.1.

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.

2. REGISTRATION RIGHTS.

2.1. Demand Registration.

2.1.1. Request for Registration. At any time and from time to time following expiration of the Lock-Up Period, (i) a majority-in-interest of the holders of Registrable Securities, or (ii) any of Cantor Fitzgerald & Co. (“Cantor”), Chardan Capital Markets, LLC (“Chardan”), TriArtisan TGIF Partners LLC, MJTA Associates III TGIF LLC (together with TriArtisan TGIF Partners LLC, “TriArtisan”), or MFP Partners, L.P. (“MFP”), or any of their respective transferees who have acquired at least 50% of the Registrable Securities held by one of such parties on the date hereof and executed a joinder to this Agreement, may make a written demand for registration under the Securities Act of all or part of their Registrable Securities (a “Demand Registration”). Any Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration (each such holder including shares of Registrable Securities in such registration, a “Demanding Holder”) shall so notify the Company within twenty (20) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than an aggregate of five (5) Demand Registrations under this Section 2.1.1 in respect of all Registrable Securities; provided, that each of Cantor, Chardan, TriArtisan and MFP shall be entitled to make one (1) Demand Registration.

2.1.2. Effective Registration. A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.

2.1.3. Underwritten Offering. If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation as a selling shareholder in such underwritten offering and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwritten offering shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.

2.1.4. Reduction of Offering. If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to other written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

2.1.5. Withdrawal. If a majority-in-interest of the Demanding Holders disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the managing Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders withdraws from a proposed offering relating to a Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.1.

2.1.6. Other Registration Rights. From and after the date hereof, the Company will not, without the prior written consent of a majority-in-interest of the holders of Registrable Securities, enter into or amend any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any registration statement filed by the Company for such holder on a basis other than expressly subordinate to the rights of the holders of Registrable Securities hereunder.

2.2. Piggy-Back Registration.

2.2.1. Piggy-Back Rights. If at any time after the expiration of the Lock-Up Period the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of Equity Securities, or securities or other obligations exercisable or exchangeable for, or convertible into, Equity Securities, by the Company for its own account and/or for shareholders of the Company for their account, other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company (iv) for a dividend reinvestment plan or (v) filed in connection with a business combination transaction involving the Company, including a merger, asset acquisition, share purchase, recapitalization, reorganization or other similar type of transaction, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than twenty (20) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within twenty (20) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves a managing Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.

2.2.2. Reduction of Offering. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:

a) If the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to this Section 2.2, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

b) If the registration is a “demand” registration undertaken at the demand of persons other than any of the holders of Registrable Securities: (A) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities comprised of Registrable Securities, as to which registration has been requested pursuant to this Section 2.2, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to other written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Shares.

2.2.3. Withdrawal. Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the applicable Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.2.4. Registrations on Form S-3. The holders of Registrable Securities may at any time and from time to time following expiration of the Lock-Up Period request in writing that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time (“Form S-3”). Upon receipt of such written request, the Company will promptly give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, of any other holder or holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.2: (i) if Form S-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $500,000. Registrations effected pursuant to this Section 2.2 shall not be counted as Demand Registrations effected pursuant to Section 2.1.

3. REGISTRATION PROCEDURES.

3.1. Filings; Information. Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1. Filing Registration Statement. The Company shall use its best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become effective and use its best efforts to keep it effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to thirty (30) days, and any Piggy Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the President or Chairman of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than twice in any 365-day period in respect of a Demand Registration hereunder.

3.1.2. Copies. The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities may request included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.

3.1.3. Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

3.1.4. Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall reasonably object.

3.1.5. State Securities Laws Compliance. The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6. Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7. Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.

3.1.8. Records. The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.1.9. Opinions and Comfort Letters. The Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

3.1.10. Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11. Listing. The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.1.12. Road Show. If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $25,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.

3.2. Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all written copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3. Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter payable by the Company and/or such holders pursuant to the applicable underwriting agreement pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4. Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws.

3.5. Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) Cantor and Chardan may not exercise its rights under Section 2.1 and 2.2 hereunder after five (5) and seven (7) years after July 2, 2018, respectively, and (ii) Cantor and Chardan may not exercise its rights under Section 2.1 more than one time.

4. INDEMNIFICATION AND CONTRIBUTION.

4.1. Indemnification by the Company. The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action whether or not any such person is a party to any such claim or action and including any and all legal and other expenses incurred in giving testimony or furnishing documents in response to a subpoena or otherwise; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2. Indemnification by Holders of Registrable Securities. Subject to the limitations set forth Section 4.4.3 hereof, each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3. Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written advice of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4. Contribution.

4.4.1. If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3. The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) with respect to any action shall be entitled to contribution in such action from any person who was not guilty of such fraudulent misrepresentation.

5. RULE 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. MISCELLANEOUS.

6.1. Other Registration Rights. The Company represents and warrants that no person other than the holders of the Registrable Securities has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person.

6.2. Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder; provided, that the transferee of such Registrable Securities shall execute and deliver a joinder to this Agreement in the form attached hereto as Exhibit A. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and to the permitted assigns of the Investors who hereafter become party to this Agreement by executing and delivering a joinder. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto, other than as expressly set forth in Article 4 and this Section 6.2.

6.3. Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery or email, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by email; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

[●]
19111 North Dallas Parkway, Suite 165

Dallas, TX 75287
Attn: General Counsel

JRote@fridays.com

To an Investor, to the address set forth below such Investor’s name on Schedule A hereto.

6.4. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

6.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

6.6. Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

6.7. Modifications and Amendments. No amendment, modification or termination of this Agreement shall be binding upon any party unless executed in writing by such party.

6.8. Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

6.9. Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

6.10. Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

6.11. Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction. The Company irrevocably submits to the nonexclusive jurisdiction of any New York State or United States Federal court sitting in The City of New York, Borough of Manhattan, over any suit, action or proceeding arising out of or relating to this Agreement. The Company irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

6.12. Waiver of Trial by Jury. Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date first written above.

COMPANY:

[●]

By:
Name:
Title:

INVESTORS:

[●]

SCHEDULE A

EXHIBIT A

FORM OF JOINDER TO

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This JOINDER (the “Joinder”) to the Amended and Restated Registration Rights Agreement, dated as of [●], 2020, by and among [●], a Delaware corporation (the “Company”), and certain equityholders of the Company (the “Agreement”), is made as of _________ __, ____ by and between the Company and _________________ (“Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, on the date hereof, Holder has acquired _______ shares (the “Holder Shares”) from ________________ and the Agreement and the Company require Holder, as a holder of such shares, to become a party to the Agreement, and Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Joinder hereby agree as follows:

1.	Agreement to be Bound. Holder hereby (i) acknowledges that it has received and reviewed a complete copy of the Agreement and (ii) agrees that upon execution of this Joinder, it shall become a party to the Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed an Investor for all purposes thereof.

2.	Successors and Assigns. Except as otherwise provided herein, this Joinder shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and Holder and any subsequent holders of any Holder Shares and the respective successors and assigns of each of them, so long as they hold any Holder Shares.

3.	Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4.	Notices. For purposes of Section 6.3 of the Agreement, all notices, demands or other communications to the Holder shall be directed to:

[Name]

[Physical Address]

[Email Address]

5.	Governing Law. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS JOINDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

6.	Descriptive Headings. The descriptive headings of this Joinder are inserted for convenience only and do not constitute a part of this Joinder.

* * * * *

IN WITNESS WHEREOF, the parties have caused this Joinder to be executed and delivered by their duly authorized representatives as of the date first written above.

[●]

By:
Name:
Title:

[HOLDER]

By:
Name:
Title: